Exhibit 10.8

EXECUTION

LOAN AND SECURITY AGREEMENT

by and among

GREGG APPLIANCES, INC.

as Borrower

and

HHG DISTRIBUTING, LLC

as Guarantor

CONGRESS FINANCIAL CORPORATION (CENTRAL)

as Administrative Agent and Collateral Agent

WACHOVIA CAPITAL MARKETS LLC

as Sole Lead Arranger and Bookrunner

WACHOVIA BANK, NATIONAL ASSOCIATION

as Syndication Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

as Lenders

Dated: February 3, 2005

(i)

SECTION 7.	COLLATERAL REPORTING AND COVENANTS	63
7.1	Collateral Reporting	63
7.2	Accounts Covenants	65
7.3	Inventory Covenants	66
7.4	Equipment and Real Property Covenants	67
7.5	Power of Attorney	68
7.6	Right to Cure	68
7.7	Access to Premises	69

SECTION 8.	REPRESENTATIONS AND WARRANTIES	69
8.1	Corporate Existence, Power and Authority	69
8.2	Name; State of Organization; Chief Executive Office; Collateral Locations	70
8.3	Financial Statements; No Material Adverse Change	70
8.4	Priority of Liens; Title to Properties	71
8.5	Tax Returns	71
8.6	Litigation	71
8.7	Compliance with Other Agreements and Applicable Laws	72
8.8	Environmental Compliance	72
8.9	Employee Benefits	73
8.10	Bank Accounts	73
8.11	Intellectual Property	74
8.12	Subsidiaries; Affiliates; Capitalization; Solvency	74
8.13	Labor Disputes	75
8.14	Restrictions on Subsidiaries	75
8.15	Material Contracts	76
8.16	Credit Card Agreements	76
8.17	Intentionally Deleted	76
8.18	The Merger	76
8.19	Accuracy and Completeness of Information	77
8.20	Survival of Warranties; Cumulative	77

SECTION 9.	AFFIRMATIVE AND NEGATIVE COVENANTS	77
9.1	Maintenance of Existence	77
9.2	New Collateral Locations	78
9.3	Compliance with Laws, Regulations, Etc.	78
9.4	Payment of Taxes and Claims	79
9.5	Insurance	80
9.6	Financial Statements and Other Information	81
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	83
9.8	Encumbrances	86
9.9	Indebtedness	89
9.10	Loans, Investments, Etc.	93

(ii)

9.11	Dividends and Redemptions	100
9.12	Transactions with Affiliates	101
9.13	Credit Card Agreements	102
9.14	Compliance with ERISA	102
9.15	End of Fiscal Years; Fiscal Quarters	102
9.16	Change in Business	103
9.17	Limitation of Restrictions Affecting Subsidiaries	103
9.18	Fixed Charge Coverage Ratio	103
9.19	License Agreements	103
9.20	After Acquired Real Property	105
9.21	Costs and Expenses	105
9.22	Wholesale Agreements	106
9.23	Consignment and Vendor Financing Agreements	106
9.24	Further Assurances	107

SECTION 10.	EVENTS OF DEFAULT AND REMEDIES	107
10.1	Events of Default	107
10.2	Remedies	109

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW	113
11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	113
11.2	Waiver of Notices	114
11.3	Amendments and Waivers	115
11.4	Waiver of Counterclaims	116
11.5	Indemnification	116

SECTION 12.	THE AGENT	117
12.1	Appointment, Powers and Immunities	117
12.2	Reliance by Agent	118
12.3	Events of Default	118
12.4	Congress in its Individual Capacity	119
12.5	Indemnification	119
12.6	Non-Reliance on Agent and Other Lenders	119
12.7	Failure to Act	120
12.8	Additional Loans	120
12.9	Concerning the Collateral and the Related Financing Agreements	120
12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders	120
12.11	Collateral Matters	121
12.12	Agency for Perfection	123
12.13	Successor Agent	123

(iii)

12.14	Co-Agents	124

SECTION 13.	TERM OF AGREEMENT; MISCELLANEOUS	124
13.1	Term	124
13.2	Interpretative Provisions	126
13.3	Notices	127
13.4	Partial Invalidity	128
13.5	Confidentiality	128
13.6	Successors	129
13.7	Assignments; Participations	130
13.8	Entire Agreement	132
13.9	USA Patriot Act	132
13.10	Counterparts, Etc.	132

(iv)

INDEX TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Information Certificate

Exhibit C	Form of Compliance Certificate

Schedule 1.56	Existing Lenders

Schedule 1.57	Existing Letters of Credit

Schedule 1.64	Frigidaire Consignment Collateral

Schedule 1.97	Permitted Holders

Schedule 1.135	Wholesale Collateral

Schedule 8.3	Financial Statements

Schedule 8.16	Credit Card Agreements

Schedule 9.5	Leased Locations

Schedule 9.7	Real Property to be Sold

Schedule 9.12	Affiliate Transactions

(v)

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement, dated February 3, 2005 (the “Agreement”), is entered into by and among Gregg Appliances, Inc. an Indiana corporation (“Borrower”), HHG Distributing, LLC, an Indiana limited liability company (“Guarantor”), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders”), Congress Financial Corporation (Central), an Illinois corporation (“Congress”), in its capacity as administrative agent and collateral agent for Lenders (in such capacity “Agent”), Wachovia Capital Markets LLC, a Delaware limited liability company (“WCM”), in its capacity as lead arranger and bookrunner for the credit facility (in such capacity, the “Lead Arranger”), and Wachovia Bank, National Association, in is capacity as syndication agent for the credit facility.

W I T N E S S E T H:

WHEREAS, Borrower and Guarantors have requested that Agent and Lenders enter into financing arrangements with Borrower pursuant to which Lenders may make loans and provide other financial accommodations to Borrower; and

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrower on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1 “Accounts” shall mean, as to Borrower and each Guarantor, all present and future rights of Borrower and each Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2 “ACH Transactions” shall mean the automatic clearing house transfer of funds by Agent, any Lender or any of their respective Affiliates for the account of Borrower or its Subsidiaries, in each case pursuant to agreements entered into with Borrower or any of its Subsidiaries.

1.3 “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-thousandth (1/1000) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

1.4 “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests, and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.5 “Agent” shall mean Congress Financial Corporation (Central), in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

1.6 “Agent Payment Account” shall mean account no. 5000000030266 of Agent at Wachovia Bank, National Association, or such other account of Agent as Agent may from time to time designate to Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

1.7 “Applicable Margin” shall mean, at any time, with respect to the calculation of the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if either LTM EBITDA as of the end of any fiscal quarter (for which financial statements have been delivered to Agent pursuant to Section 9.6(a) hereof) or the Quarterly Average Excess Availability for the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage:

Applicable Margin
LTM EBITDA	Quarterly Average Excess Availability	Prime Rate Loans		Eurodollar Rate Loans
Less than $40,000,000	Less than $10,000,000	¾	%	2.00%
Greater than or equal to $40,000,000 and less than $50,000,000	Greater than or equal to $10,000,000 but less than $20,000,000	½	%	1 ¾	%
Greater than or equal to $50,000,000 and less than $60,000,000	Greater than or equal to $20,000,000 and less than $40,000,000	¼	%	1 ½	%

provided, that, the Applicable Margin shall be calculated and established once each fiscal quarter (commencing with the fiscal quarter ending on or about June 30, 2005 in accordance with the terms of Section 1.77 hereof) and shall remain in effect until adjusted thereafter during the next fiscal quarter; and provided, that, in the event that after June 30, 2005, LTM EBITDA is greater than $60,000,000 and Quarterly Average Excess Availability is greater than $40,000,000 for same measurement period, then the Applicable Margin shall be 1¼% for Eurodollar Rate Loans and ¼% for Prime Rate Loans. If the Quarterly Excess Availability or LTM EBITDA tests for any period would result in different levels of Applicable Margin, the Applicable Margin for such period shall be the lower level set forth above based on Quarterly Excess Availability or LTM EBITDA.

1.8 “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

1.9 “Bank Products” shall mean any one or more of the following types of services or facilities extended to Borrower or its Subsidiaries by a Bank Product Provider: (a) credit cards, (b) ACH Transactions, (c) any overdrafts, cash management or related services, and (d) Hedging Transactions, if and to the extent provided hereunder.

1.10 “Bank Product Providers” shall mean the Agent, any Lender and any of their respective Affiliates that may, from time to time, provide any Bank Products to Borrower, Guarantor or any of their respective Subsidiaries.

1.11 “Beneficial” shall mean, collectively, Beneficial Kentucky Inc., Beneficial Consumer Discount Company, Beneficial Indiana Inc., and Beneficial Tennessee Inc., and their respective successors and assigns.

1.12 “Beneficial Accounts” shall mean all amounts owed to Borrower by Beneficial under the Beneficial Agreement.

1.13 “Beneficial Agreement” shall mean the Agreement for the Purchase of Closed End Contracts, dated as of May 1, 1998, by and among Borrower and Beneficial, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.14 “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.15 “Borrowing Base” shall mean, at any time, the amount equal to:

(a) the lesser of:

(i) (A) prior to and including December 31, 2005, the amount equal to: (1) eighty-five (85%) percent of the amount of Eligible Commercial Accounts, plus (2) eighty-five (85%) percent of the amount of Eligible Credit Card Receivables, plus (3) the lesser of (aa) ninety (90%) percent (or ninety-three (93%) percent during the Seasonal Period) of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory, or (bb) sixty-five (65%) percent of the net book value of Eligible Inventory; and (B) after December 31, 2005, the amount equal to: (i) eighty-five (85%) percent of the amount of Eligible Commercial Accounts, plus (ii) eighty-five (85%) percent of the amount of Eligible Credit Card Receivables, plus (iii) the lesser of (1) eighty-five (85%) percent (or ninety (90%) percent during the Seasonal Period) of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory, or (2) sixty-five (65%) percent of the net book value of Eligible Inventory; or

(ii) the Maximum Credit,

minus

(b) Reserves.

1.16 “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Illinois or the State of North Carolina, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.17 “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be capitalized on the balance sheet of such Person.

1.18 “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.19 “Cash Dominion Event” shall mean either (a) an Event of Default shall exist or have occurred and be continuing or (b) the period commencing on any date on which Excess Availability is less than $8,500,000 (other than any period commencing the date that any payment of interest is made by Borrower under the Senior Note Indenture and ending five (5) Business Days thereafter) and ending on a Cash Dominion Reversion.

1.20 “Cash Dominion Reversion “ shall mean with respect to the first two (2) Cash Dominion Events in any twelve (12) month period, that Excess Availability has been equal to or greater than $8,500,000 for sixty (60) consecutive days, provided, that, if a third Cash Dominion Event occurs during such twelve (12) month period, a Cash Dominion Reversion will occur only in the event that Excess Availability has been equal to or greater than $8,500,000 for three hundred sixty (360) consecutive days.

1.21 “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of Borrower or any Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and

Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.22 “Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Borrower or any Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than as permitted in Section 9.7 hereof; (b) the liquidation or dissolution of Borrower or any Guarantor or the adoption of a plan by the stockholders of Borrower or any Guarantor relating to the dissolution or liquidation of Borrower or any Guarantor, other than as permitted in Section 9.7 hereof; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders, of beneficial ownership, directly or indirectly, of a majority of the voting power of the total outstanding Voting Stock of Borrower or any Guarantor or the Board of Directors of Borrower or any Guarantor; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower or any Guarantor (together with any new directors who have been appointed by any Permitted Holder, or whose nomination for election by the stockholders of Borrower or any Guarantor, as the case may be, was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower or any Guarantor then still in office; or (e) (i) prior to the occurrence of a Public Market, Permitted Holders, either individually or collectively, directly or indirectly, fail to own at least sixty (60%) percent of the voting power of the Voting Stock of Borrower; and (ii) after the occurrence of a Public Market, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder becomes the ultimate legal or beneficial owner, directly or indirectly, of 35% or more of the voting power of the total outstanding Voting Stock of Borrower, and the Permitted Holders beneficially own a lesser percentage of such voting power of the Voting Stock than such Person and Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of Borrower’s Board of Directors.

1.23 “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.24 “Collateral” shall have the meaning set forth in Section 5 hereof.

1.25 “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, from any lessor of premises to Borrower or any Guarantor, or any other person to whom any Collateral (including Inventory, Equipment, bills of lading or other documents of title) is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

1.26 “Commitment” shall mean, at any time, as to each Lender, the principal amount set forth below such Lender’s signature on the signature pages hereto designated as such Lender’s the commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”.

1.27 “Congress” shall mean Congress Financial Corporation (Central), an Illinois corporation, in its individual capacity, and its successors and assigns.

1.28 “Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (or loss) of such Person and its Subsidiaries for such period, on a consolidated basis (excluding to the extent included therein any extraordinary and/or one time or unusual and non-recurring gains or any non-cash losses and adjusted to reflect any charge, tax or expense incurred or accrued by such Person as though such charge, tax or expense had been incurred by such person to the extent permitted to be incurred under this Agreement) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or the date that such Person’s assets are acquired by such Person or by its Subsidiaries shall be excluded; (c) the net income (if positive) of any Subsidiary (other than Borrower or an Obligor) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the date of determination permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary shall be excluded, (d) the amount equal to the ESP Adjustment Amount for such period shall be included, and (e) with respect to any period or portion of any period preceding the date of this Agreement, the impact attributable solely to the consolation of related party entities pursuant to FIN 46R or EITF Issue No. 90-15 and EITF Topic No. D-14 shall be excluded. For the purposes of this definition, net income excludes any gain or loss, together with any related Provision for Taxes for such gain or loss, realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person.

1.29 “Cost” shall mean, as to the Inventory as of any date, the cost of such Inventory as of such date, determined on the weighted average cost basis in accordance with GAAP.

1.30 “Credit Card Acknowledgments” shall mean, collectively, the agreements by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of Agent acknowledging Agent’s first priority security interest in the monies due and to become due to Borrower (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to the Blocked Accounts, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; sometimes being referred to herein individually as a “Credit Card Acknowledgment”.

1.31 “Credit Card Agreements” shall mean all agreements now or hereafter entered into by Borrower with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 8.16 hereto; sometimes being referred to herein individually as a “Credit Card Agreement”.

1.32 “Credit Card Issuer” shall mean any person (other than Borrower) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. and Discover Financial Services, Inc.

1.33 “Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

1.34 “Credit Card Receivables” shall mean, collectively, (a) all present and future rights of Borrower to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card, and (b) all present and future rights of Borrower to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

1.35 “Credit Facility” shall mean the Loans and Letter of Credit Accommodations provided to or for the benefit of Borrower pursuant to Sections 2.1 and 2.2 hereof.

1.36 “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.37 “Defaulting Lender” shall have the meaning set forth in Section 6.9(d) hereof.

1.38 “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, Borrower or any Guarantor (as the case may be) with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by Borrower or such Guarantor and has such other terms and conditions as Agent may require.

1.39 “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to (without duplication) the sum of: (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest, deferred compensation and charges associated with impairment of goodwill pursuant to FASB 142) for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person plus (e) to the extent deducted in the computation of Consolidated Net Income, expenses and charges resulting from (i) the Merger, (ii) any other equity offerings, investments, mergers, recapitalizations, option buyouts, dispositions, acquisitions or similar transactions (provided, that, any such expenses and charges shall have been incurred prior to or no later than three (3) months following the consummation of such transaction), all as determined in accordance with GAAP).

1.40 “Eligible Commercial Accounts” shall mean Accounts created by Borrower which are and continue to be acceptable to Agent in good faith based on the criteria set forth below. In general, Accounts shall be Eligible Commercial Accounts if:

(a) such Accounts arise from the actual and bona fide sale and delivery of goods by Borrower in the ordinary course of its business to customers who are not individual retail customers which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) such Accounts are not unpaid more than one hundred twenty (120) days after the date of the original invoice for them;

(c) such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d) such Accounts do not arise from (i) sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent, (ii) the sale of warranty contracts or warranty services, (iii) sales of satellite systems in respect of which Dish Network is the account debtor, (iv) merchandise which is on loan to builders, (v) the sale of goods and services pursuant to Installment Sales Contracts, (vi) the sale of Installment Sales Contracts to Beneficial pursuant to the Beneficial Agreement, and (vii) merchandise which is damaged by Borrower’s delivery services, provided, that, Accounts arising pursuant to clauses (d)(ii) and (iv) hereof shall be deemed Eligible Commercial Accounts but only to the extent of the portion of all such Accounts not in excess of $100,000 in the aggregate;

(e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, at any time promptly upon Agent’s request, Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof, and Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

(f) such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but only to the extent of the portion of the Accounts of such account debtor owed by Borrower to such account debtor or claimed to be owed by such account debtor);

(h) there are no facts, events or occurrences which would impair the validity or enforceability of such Accounts;

(i) such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement that are either (A) subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent or (B) inchoate tax liens permitted in accordance with Section 9.8 hereof, provided, that, such liens do not have priority over the liens of the Agent therein;

(j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of Borrower or any Guarantor;

(k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent;

(l) the account debtors with respect to such Accounts are not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding;

(m) the aggregate amount of such Accounts owing by a single account debtor do not constitute more than fifteen (15%) percent of the aggregate amount of all otherwise Eligible Commercial Accounts (but only to the extent of the portion of the Accounts in excess of the applicable percentages);

(n) such Accounts are not owed by an account debtor who has Accounts unpaid more than ninety (90) days after the original invoice date for them which constitute more than twenty-five (25%) percent of the total Accounts of such account debtor;

(o) the account debtor is not located in a state requiring the filing of a Notice of Business Activities Report or similar report in order to permit Borrower to seek judicial enforcement in such State of payment of such Account, unless Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p) such Accounts are not Credit Card Receivables; and

(q) such Accounts are owed by account debtors deemed creditworthy with respect to their ability to pay their respective Accounts as determined by Borrower consistent with their ordinary course business practices and is acceptable to Agent in good faith.

The criteria for Eligible Commercial Accounts set forth above may only be changed and any new criteria for Eligible Commercial Accounts may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent. Any Accounts that are not Eligible Commercial Accounts shall nevertheless be part of the Collateral.

1.41 “Eligible Credit Card Receivables” shall mean the Credit Card Receivables of Borrower and Beneficial Accounts which are and continue to be acceptable to Agent based on the criteria set forth below. Credit Card Receivables and Beneficial Accounts shall be Eligible Credit Card Receivables if:

(a) such Credit Card Receivables or Beneficial Accounts, as the case may be, arise from the actual and bona fide sale and delivery of goods in the ordinary course of the business of Borrower which transactions are completed in accordance with the terms and provisions contained in any agreements binding on Borrower or the other party or parties related thereto, provided, that, in the case of Credit Card Receivables, such Credit Card Receivables do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(b) such Credit Card Receivables or Beneficial Accounts, as the case may be, are not past due (beyond any stated applicable grace period, if any, therefor) pursuant to the terms set forth in (i) the Credit Card Agreements with the Credit Card Issuer or Credit Card Processor of the credit card or debit card used in the purchase which give rise to such Credit Card Receivables, or (ii) the Beneficial Agreement, as the case may be;

(c) (i) such Credit Card Receivables are not unpaid more than ten (10) Business Days after the date of the sale of Inventory giving rise to such Credit Card Receivables and (ii) such Beneficial Accounts are not unpaid more than twenty (20) days after such payment is due by customer to Beneficial;

(d) all procedures required by the Credit Card Issuer or the Credit Card Processor of the credit card or debit card used in the purchase which gave rise to such Credit Card Receivables shall have been followed in all material respects by Borrower and all documents required for the authorization and approval by such Credit Card Issuer or Credit Card Processor shall have been obtained in connection with the sale giving rise to such Credit Card Receivables;

(e) the required authorization and approval by such Credit Card Issuer or Credit Card Processor shall have been obtained for the sale giving rise to such Credit Card Receivables;

(f) Borrower shall have submitted all sales slips, drafts, charges and other reports and other materials required by the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivables in order for Borrower to be entitled to payment in respect thereof;

(g) such Credit Card Receivables and Beneficial Accounts comply with the applicable terms and conditions contained in Section 7.2 of this Agreement;

(h) (i) with respect to Credit Card Receivables, the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute and does not have any right of setoff against such Credit Card Receivables (other than transactions in the ordinary course of the business of Borrower) and such Credit Card Issuer or Credit Card Processor has not setoff against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to Borrower for the purpose of establishing a reserve or collateral for obligations of Borrower to such Credit Card Issuer or Credit Card Processor other than any rights of setoff for fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with Borrower as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of Borrower), and (ii) with respect to Beneficial Accounts, Beneficial has not asserted a counterclaim, defense or dispute and does not have any right of setoff against such Beneficial Account and Beneficial has not setoff against amounts otherwise payable by Beneficial to Borrower;

(i) there are no facts, events or occurrences which would impair in any material respect the validity, enforceability or collectability of such Credit Card Receivables or Beneficial Accounts or reduce the amount payable or delay payment thereunder (other than for setoffs for fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with Borrower as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of Borrower);

(j) such Credit Card Receivables and Beneficial Accounts are subject to the first priority, valid and perfected security interest and lien of Agent, for and on behalf of Lenders, as to such Credit Card Receivables of Borrower and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any encumbrances permitted under the terms hereof;

(k) (i) as of the date which is one hundred eighty (180) days after the date hereof, Agent shall have received, in form and substance satisfactory to Agent in good faith, a Credit Card Acknowledgment duly authorized, executed and delivered by the Credit Card Issuer (except in the case of American Express) or Credit Card Processor for the credit card or debit card used in the sale which gave rise to such Credit Card Receivable, such Credit Card Acknowledgment shall be in full force and effect and the Credit Card Issuer or Credit Card Processor party thereto shall be in compliance with the terms thereof, and (ii) as of the date hereof, Agent shall have received, in form and substance satisfactory to Agent in good faith, an agreement duly authorized, executed and delivered by Beneficial;

(l) (i) there are no proceedings or actions which are pending or to the best of Borrower’s knowledge threatened, against the Credit Card Issuers or Credit Card Processors with respect to such Credit Card Receivables which would reasonably be expected to result in any material adverse change in the continued collectability of the Credit Card Receivables with respect to the Credit Card Issuers or Credit Card Processors or (ii) there are no proceedings or actions which are pending or to the best of Borrower’s knowledge threatened, against Beneficial with respect to such Beneficial Accounts which would reasonably be expected to result in any material adverse change in the continued collectability of the Beneficial Accounts;

(m) (i) such Credit Card Receivables are owed by Credit Card Issuers or Credit Card Processors deemed creditworthy at all times by Agent in good faith and (ii) Beneficial is deemed creditworthy at all times by Agent;

(n) (i) no material default or material event of default has occurred under the Credit Card Agreement of Borrower with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to Borrower and no material default or material event of default shall have occurred which gives such Credit Card Issuer or Credit Card Processor the right to setoff against amounts otherwise payable to Borrower (other than for then current fees and chargebacks consistent with the current practices of such Credit Card Issuer or Credit Card Processor as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of Borrower) or the right to establish reserves or establish or demand collateral and such Credit Card Agreements are otherwise in full force and effect and constitute the legal, valid, binding and enforceable obligations of the parties thereto and (ii) no material default or material event of default has occurred under the Beneficial Agreement which default gives Beneficial the right to cease or suspend payments to Borrower and no material default or material event of default shall have occurred which gives Beneficial the right to setoff against amounts otherwise payable to Borrower and the Beneficial Agreement is otherwise in full force and effect and constitutes the legal, valid, binding and enforceable obligations of the parties thereto;

(o) the terms of the sale giving rise to such Credit Card Receivables and Beneficial Accounts and all practices of Borrower with respect to such Credit Card Receivables and Beneficial Accounts comply in all material respects with applicable Federal, State, and local laws and regulations;

(p) the Credit Card Issuer or Credit Card Processor has not sent any notice of default and/or notice of its intention to cease or suspend payments to Borrower in respect of such Credit Card Receivables or to establish reserves or cash collateral for obligations of Borrower to such Credit Card Issuer or Credit Card Processor (other than for then current fees and chargebacks consistent with the current practices of such Credit Card Issuer or Credit Card Processor as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of Borrower); and

(q) such Credit Card Receivable does not arise from a customer’s use of the Private Label Credit Card or any co-branded credit card.

General criteria for Eligible Credit Card Receivables may only be changed and any new criteria for Eligible Credit Card Receivables may only be established by Agent in good faith, based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) existing on the date hereof to the extent Agent has no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the collectability of the Credit Card Receivables in the good faith determination of Agent. Any Credit Card Receivables which are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral.

1.42 “Eligible Inventory” shall mean, as to Borrower, Inventory of Borrower consisting of finished goods held for resale in the ordinary course of the business of Borrower, in each case that are acceptable to Agent based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process; (b) raw materials; (c) spare parts for equipment and service parts; (d) packaging and shipping materials; (e) supplies used or consumed in Borrower’s business; (f) Inventory at premises other than those owned or leased and controlled by Borrower (Inventory of Borrower which is in-transit from any location of Borrower permitted herein to another such location shall be considered Eligible Inventory provided, that, it otherwise satisfies the criteria for Eligible Inventory set forth herein and is not in-transit more than five (5) consecutive days); provided, that, (i) as to retail store locations which are leased by Borrower, Agent may, at its option, establish Reserves in respect of rental payments and other amounts in respect of such leased location of the type and to the extent Agent shall determine in accordance with the definition of the term Reserves herein, (ii) as to all other locations leased by Borrower, if Agent shall not have received a Collateral Access Agreement from the owner and lessor with respect to such location, duly authorized, executed and delivered by such owner and lessor (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, establish such Reserves in respect of amounts at any time due or to become due to the owner and lessor thereof as Agent shall determine, and (iii) as to all locations owned and operated by a person other than Borrower and not covered by clause (i) and (ii) hereof, if Agent shall not have received a Collateral Access Agreement from the owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator (or Agent shall determine to accept a Collateral Access Agreement that does not include all required provisions or provisions in the form otherwise required by Agent), Agent may, at its option, establish such Reserves in respect of amounts at any time due or to become due to the owner and operator thereof as Agent shall determine; provided, that, in addition, if required by Agent, in order for such Inventory at locations owned and operated by a third person to be Eligible Inventory, Agent shall have received: (A) UCC financing statements between the owner and operator, as consignee or bailee and Borrower, as consignor or bailor, in form and substance satisfactory to Agent in good faith, which are duly assigned to Agent and the written authorization to file such financing statements in a form satisfactory to Agent and (B) a written notice to any lender to the owner and operator of the first priority security interest in such Inventory of Agent; (g) Inventory subject to a security interest or lien in favor of any Person other than Agent, including without limitation, the Wholesale Collateral; (h) bill and hold goods; (i) intentionally deleted; (j) Inventory that is not subject to the first priority, valid and perfected security interest of Agent; (k) damaged and/or defective Inventory; (l) returned Inventory which is not held for sale in the ordinary course of business; (m) Inventory purchased or sold on consignment, including without limitation, Frigidaire Consignment Collateral, and (n) Inventory located outside the United States of America. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent. Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

1.43 “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any Person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; and (d) any commercial bank having a combined capital and surplus of at least $250,000,000 or financial institution having a net worth (or the equivalent thereof in the case of an investment partnership, managed account, limited liability company or similar entity) calculated in accordance with applicable generally accepted accounting principles of not less than $100,000,000, or “accredited investor” (as defined in Regulation D under the Securities Act) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business having a net worth (or the equivalent thereof in the case of an investment partnership, managed account, limited liability company or similar entity) calculated in accordance with applicable generally accepted accounting principles of not less than $100,000,000, and in each case, approved by Agent, provided, that, (i) in the case of the approval of clauses (c) and (d) above, unless an Event of Default has occurred and is continuing at the time any assignment is effected hereunder, Borrower shall have the right to approve such assignments, such approval not to be unreasonably withheld, conditioned or delayed by Borrower, and such approval shall be deemed to have been given by Borrower if no objection from Borrower is received by the assigning Lender and Agent within five (5) Business Days after notice of such proposed assignment has been provided by the assigning Lender or Agent to Borrower, (ii) neither Borrower nor any Guarantor or any Affiliate of Borrower or any Guarantor shall qualify as an Eligible Assignee and (iii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of Borrower or any

Guarantor shall qualify as an Eligible Transferee, except as Administrative Agent may otherwise specifically agree.

1.44 “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between Borrower or any Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.45 “Equipment” shall mean, as to Borrower and each Guarantor, all of Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.46 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

1.47 “ERISA Affiliate” shall mean any person required to be aggregated with Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.48 “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan as to which the requirement of notice has not been waived; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) a complete or partial withdrawal by Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (f) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (g) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (h) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon Borrower, Guarantor or any ERISA Affiliate in excess of $1,000,000.

1.49 “ESP Adjustment Amount” means, with respect to the Company and for any period, the excess of (i) the unamortized portion of revenue from the sale of ESPs with respect to consumer electronics products during such period over (ii) the sum of the unamortized portion of the commission expense with respect to the sale of such ESPs and the fees that would have been payable to the third-party provider with respect to such ESPs had such ESPs been sold as third-party ESPs (under which Borrower is not the obligor) on a basis and under terms similar to the third-party ESPs sold with respect to appliances.

1.50 “Eurodollar Rate” shall mean with respect to any Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-thousandth (1/1000th) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Agent) on or about 11:00 a.m. (Chicago, Illinois time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by or on behalf of Borrower.

1.51 “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.52 “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.53 “Excess Availability” shall mean the amount, as determined by Agent, calculated at any date of determination in accordance with the terms hereof, equal to: (a) the Borrowing Base (after giving effect to any Reserves other than any Reserves in respect of Letter of Credit Accommodations), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations (other than any outstanding Letter of Credit Accommodations) plus (ii) the amount of all Reserves then established in respect of Letter of Credit Accommodations.

1.54 “Excess Closing Availability” shall mean the amount, as determined by Agent, calculated as of the date hereof, equal to: (a) the Borrowing Base (after giving effect to any Reserves other than Reserves in respect of Letter of Credit Accommodations), minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations, plus (ii) the amount of all Reserves then established in respect of Letter of Credit Accommodations, plus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of Borrower which are outstanding more than sixty (60) days past the original due date as of such time (other than trade payables or other obligations being contested or disputed by Borrower in good faith), plus (iv) without duplication, the amount of checks issued by Borrower to pay trade payables and other obligations which are more than sixty (60) days past the original due date as of such time (other than trade payables or other obligations being contested or disputed by Borrower in good faith), but not yet sent.

1.55 “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.56 “Existing Lenders” shall mean the lenders to Borrower listed on Schedule 1.56 hereto (and including National City Bank in its capacity as agent acting for such lenders) and their respective predecessors, successors and assigns.

1.57 “Existing Letters of Credit” shall mean, collectively, the letters of credit issued for the account of Borrower or any Guarantor or for which Borrower or such Guarantor is otherwise liable listed on Schedule 1.57 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.58 “Fee Letter” shall mean the letter agreement, dated October 19, 2004, by and among Borrower, Agent, Wachovia Capital Markets LLC, Wachovia Bank, National Association, Wachovia Capital Investments, Inc., setting forth, among other fees certain fees payable by Borrower to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.59 “Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement; provided, that, the Financing Agreements shall not include any agreements with respect to Hedging Transactions.

1.60 “Fixed Charge Coverage Ratio” shall mean, as to Borrower and its Subsidiaries on a consolidated basis, the ratio, of any date of determination, of (a) EBITDA to (b) Fixed Charges.

1.61 “Fixed Charges” shall mean, as to Borrower and its Subsidiaries (on a consolidated basis), with respect to any period, the sum of, without duplication, (a) all cash Interest Expense during such period, plus (b) all cash Capital Expenditures (other than any Capital Expenditures that have been financed or are attributable to any sale leaseback transaction or Capital

Expenditures that are reimbursed by a lessor for tenant allowances) during such period, plus (c) all regularly scheduled (as determined at the beginning of the respective period) principal payments in respect of Indebtedness for borrowed money and Indebtedness with respect to Capital Leases (and without duplicating items (a) and (c) of this definition, the interest component with respect to Indebtedness under Capital Leases) during such period, plus (d) all income taxes paid during such period in cash, all as determined in accordance with GAAP. With respect to any period or portion of any period preceding the date of this Agreement, any Interest Expense attributable solely to the consolidation of related party entities pursuant to FIN 46R or EITF Issue No. 9D-15 and EITF Topic No. D-14 shall be excluded for purposes of this “Fixed Charges” definition. For purposes of this definition, “Capital Expenditures” shall mean, for any period, as to any Person and its Subsidiaries, all expenditures by such Person and its Subsidiaries for, or contracts for expenditures (other than contracts for such expenditures where payments for such expenditures are to be made in any subsequent period) for, any fixed or capital assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets by way of offset items or otherwise and obligations under Capital Leases incurred in respect of such fixed or capital assets during such period, but excluding from such calculations expenditures for fixed or capital assets having a cost of $2,500 or less which are expensed and not capitalized in accordance with Borrower’s current practices.

1.62 “Frigidaire” shall mean Electrolux Home Products, Inc. (as successor in interest to White Consolidated Industries, Inc., and its successors and assigns.

1.63 “Frigidaire Consignment Agreement” shall mean the Consignment Agreement, dated September 24, 2003, by and between Frigidaire and Borrower with respect to certain inventory manufactured by Frigidaire and sold by Borrower, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.64 “Frigidaire Consignment Collateral” shall mean the items and types of property described on Schedule 1.64 hereto.

1.65 “Frigidaire Intercreditor Agreement” shall mean the Intercreditor Agreement, dated of even date herewith, by and between Agent and Frigidaire, as acknowledged and agreed to by Borrower, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.66 “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.18, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof.

1.67 “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.68 “Guarantors” shall mean, (i) HHG Distributing, LLC, an Indiana limited liability company and its respective successors and assigns, and (ii) any Subsidiaries of Borrower which become parties to this Agreement, in accordance with Section 9.10(g) hereof (together with their respective successors and assigns); each sometimes being referred to herein individually as a “Guarantor”).

1.69 “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.70 “Hedging Transactions” shall mean (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options, forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transaction, currency options or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, or (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms or conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, including but not limited to, any such obligations or liabilities under any such agreement.

1.71 “Indebtedness” shall mean, with respect to any Person, without duplication, any liability, whether or not contingent, in each case as determined in accordance with GAAP (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (c) all obligations as lessee under Capital Leases which have been, or should be capitalized on the balance sheet of such Person in accordance with GAAP; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any assets of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; provided, that, for the purposes hereof, to the extent such Indebtedness referred to in this clause (g) is non-recourse to such Person, the amount of such Indebtedness shall not be deemed to exceed the lesser of (i) the principal amount of such Indebtedness or (ii) the value of the asset(s) securing such Indebtedness; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; and (j) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

1.72 “Information Certificate” shall mean, collectively, the Information Certificate of Borrower and each Guarantor constituting Exhibit B hereto containing material information with respect to Borrower and Guarantors, their respective businesses and assets provided by or on behalf of Borrower and Guarantors to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.73 “Installment Sales Contracts” shall mean, collectively, all installment sales contracts (and related documents) entered into by Borrower with any retailer customers for the sale of goods or services, including accessories.

1.74 “Intellectual Property” shall mean, as to Borrower and each Guarantor, Borrower’s and Guarantor’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to Borrower’s or Guarantor’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; source codes, object code, executable codes, data, databases and other physical manifestations or embodiments of any of the foregoing; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.75 “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments.

1.76 “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3) or six (6) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.77 “Interest Rate” shall mean,

(a) Subject to clauses (b) and (c) of this definition below:

(i) as to Prime Rate Loans, a rate equal to one-half of one (1/2%) percent per annum in excess of the Prime Rate, and

(ii) as to Eurodollar Rate Loans, a rate equal to one and three-quarters ( 1 3/4%) percent per annum in excess of the Adjusted Eurodollar Rate (in each case, based on the Eurodollar Rate applicable for the Interest Period selected by Borrower, as in effect three (3) Business Days after the date of receipt by Agent of the request of or on behalf of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower).

(b) Subject to clause (c) of this definition below, effective as of the first (1st) day of the second month of each fiscal quarter (commencing with second month after the fiscal quarter ending on or about June 30, 2005), the Interest Rate payable by Borrower in respect of Loans shall be increased or decreased, as the case may be, in accordance with the definition of Applicable Margin, (i) as to Loans which are Prime Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the Prime Rate, and (ii) as to Loans which are Eurodollar Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the Adjusted Eurodollar Rate.

(c) Notwithstanding anything to the contrary contained in clauses (a) or (b) of this definition, the Interest Rate shall mean the per annum rates set forth above plus (in each case) two (2%) percent per annum, at Agent’s option, without notice, (i) either (A) for the period on and after the date of termination or non-renewal in accordance with terms hereof until such time as all of the Obligations are paid and satisfied in full in immediately available funds, or (B) from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent in good faith and (ii) on the Loans to Borrower at any time outstanding in excess of the Borrowing Base (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default).

1.78 “Inventory” shall mean, as to Borrower and each Guarantor, all of Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by Borrower or any Guarantor as lessor; (b) are held by Borrower or any Guarantor for sale or lease or to be furnished under a contract of service; (c) are furnished by Borrower or any Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.79 “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, Borrower or any Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of Borrower or any Guarantor (as the case may be) acknowledging, among other things, that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agent, that it will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent.

1.80 “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

1.81 “Letter of Credit Accommodations” shall mean, collectively, the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Agent or any Lender for the account of Borrower or any Obligor or (b) with respect to which Agent or Lenders have agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower or any Obligor of its obligations to such issuer; sometimes being referred to herein individually as “Letter of Credit Accommodation”.

1.82 “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.83 “Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.84 “LTM EBITDA” shall mean as of the end of any fiscal quarter, the EBITDA of Borrower and its Subsidiaries for the four (4) consecutive fiscal quarters then ended.

1.85 “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of Borrower; (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (d) Collateral having an aggregate value in excess of $500,000; (e) the ability of Borrower to repay the Obligations or of Borrower to perform its obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (f) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements.

1.86 “Material Contract” shall mean (a) any contract or other agreement (other than the Financing Agreements and any purchase agreements or orders the subject of which is Inventory having a value of less than $10,000,000), written or oral, of Borrower or any Guarantor involving monetary liability of or to any Person in an amount in excess of $10,000,000 in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which Borrower or any Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

1.87 “Maximum Credit” shall mean the amount of $75,000,000.

1.88 “Merger” shall mean the merger of GIC Corporation, an Indiana corporation, with and into Gregg Appliances, Inc., an Indiana corporation, with Borrower as the surviving corporation pursuant to the terms of the Merger Agreements.

1.89 “Merger Agreements” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced from time to time): (a) the Agreement and Plan of Merger, dated as of October 19, 2004, by and among Gregg Investment Corporation, LLC, Gregg Appliances, Inc. and the Sellers as amended by the First Amendment thereto, dated as of January 13, 2005, and the Second Amendment thereto, dated as of January 31, 2005, and (b) all related agreements, documents and instruments related thereto.

1.90 “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by Borrower, Guarantor or any ERISA Affiliate.

1.91 “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on a “an in-store going out of business sale” basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable original Cost of the aggregate amount of the Inventory subject to such appraisal.

1.92 “Obligations” shall mean (a) any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower or any Guarantor to Agent or any Lender and/or any of their respective Affiliates, in each case, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, upon Borrower’s request (which request may be evidenced by its signature on the agreement referred to in clause (i) below) and with the prior consent of Agent, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrower or any Guarantor to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising to the extent such obligations, liabilities and indebtedness would not cause the total amount of the Obligations to exceed the value of the Collateral; provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedging Transaction, the same shall only be included within the Obligations if upon Agent’s request, Agent shall have entered into an agreement, in form and substance satisfactory to Agent, with such Bank Product Provider that is a counterparty to such Hedging Transaction, as acknowledged and agreed to by Borrower and each Guarantor, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, and (ii) in no event shall any Bank Product Provider to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness other than for purposes of Section 5.1 hereof and other than for purposes of Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9, 12.12 and 13.5 hereof and in no event shall the approval of any such person be required in connection with the release or termination of any security interest or lien of Agent.

1.93 “Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, Guarantor), other than Borrower.

1.94 “Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements.

1.95 “Parent” shall mean Gregg Investment Corporation, LLC, a Delaware limited liability company, and its successors and assigns.

1.96 “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section 13.7 of this Agreement governing participations.

1.97 “Permitted Holders” shall mean the persons listed on Schedule 1.97 hereto and their respective successors and assigns.

1.98 “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.99 “Purchase Price” shall have the meaning set forth in the Merger Agreements, as in effect on the date hereof.

1.100 “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions other than any Multiemployer Plan.

1.101 “Prime Rate” shall mean the rate from time to time publicly announced by Wachovia Bank, National Association, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

1.102 “Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

1.103 “Private Label Credit Card” shall mean the private label credit card or private label credit cards issued by GE Capital Consumer Co.(or any subsequent Credit Card Issuer replacing GE Capital Consumer Co.) with respect to such private label credit card or private label credit cards to customers or prospective customers of Borrower pursuant to the Private Label Credit Card Agreement.

1.104 “Private Label Credit Card Agreement” shall mean the Private Label Consumer Credit Card Program Agreement, dated as of August 26, 2004, by and between Borrower and GE Capital Consumer Card Co., as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.105 “Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Accommodations.

1.106 “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by, or determined by reference to, net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.107 “Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock, as such term is defined in the Senior Note Indenture) of Borrower pursuant to an effective registration statement under the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Borrower).

1.108 “Public Market” shall mean that (a) a Public Equity Offering has been consummated, and (b) at least 15% of the total issued and outstanding Capital Stock of Borrower consisting of common stock of Borrower has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

1.109 “Qualified Public Offering” shall mean any bona fide, firm commitment, underwritten offering to the public by Borrower of not less than twenty (20%) percent of the Capital Stock of Borrower pursuant to an effective registration statement under the Securities Act.

1.110 “Quarterly Average Excess Availability” shall mean, at any time, the daily average of the aggregate amount of the Excess Availability (calculated without regard to any Maximum Credit limitation) for the immediately preceding fiscal quarter.

1.111 “Real Property” shall mean all now owned and hereafter acquired real property of Borrower and each Guarantor, including leasehold interests, together with all of Borrower’s and Guarantor’s right, title and interest in and to all buildings, structures, and other improvements located thereon and all of Borrower’s and Guarantor’s right, title and interest in and to all licenses, easements and appurtenances relating thereto, wherever located.

1.112 “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of Borrower and each Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of Borrower or any Guarantor; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to Borrower or any Guarantor or otherwise in favor of or delivered to Borrower or any Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to Borrower or any Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by Borrower or any Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of Borrower or any Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of Borrower or any Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to Borrower or any Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to Borrower or any Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which Borrower or any Guarantor is a beneficiary).

1.113 “Records” shall mean, as to Borrower and each Guarantor, all of Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower or any Guarantor with respect to the foregoing maintained with or by any other person).

1.114 “Reference Bank” shall mean Wachovia Bank, National Association, or such other bank as Agent may from time to time designate.

1.115 “Register” shall have the meaning set forth in Section 13.7 hereof.

1.116 “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate more than fifty (50%) percent of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least more than fifty (50%) percent of the then outstanding Obligations are owing; provided, that, so long as any one Lender’s Pro Rata Share is more than fifty (50%) percent of the aggregate of the Commitments of all Lenders, then Required Lenders shall mean such Lender and any other Lender.

1.117 “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral, or (ii) the assets, business or prospects of Borrower or any Obligor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) in respect of any state of facts which Agent determines in good faith constitutes a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may, at Agent’s option, be established to reflect: (i) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent (the “Dilution Reserve”); provided, that, as of the date of this Agreement, the Dilution Reserve shall be two (2%) percent until otherwise adjusted by Agent; (ii) inventory shrinkage and variances between the perpetual inventory records of Borrower and the results of the test counts of Inventory conducted by Agent with respect thereto in excess of the percentage acceptable to Agent, (iii) cost variances (pursuant to discrepancies between the purchase order price of Inventory and the actual cost thereof), (iv) retail markdowns or markups inconsistent with prior period practice and performance and any increase in the number of days of the turnover of Inventory or a change in the mix of the Inventory that results in an overall decrease in the value thereof or a deterioration in its nature or quality (but only to the extent not addressed by the lending formulas in a manner satisfactory to Agent) or any material increase (in the good faith determination of Agent) in levels of slow moving or obsolete Inventory, (v) amounts past due in respect of sales, use and/or withholding taxes, (vi) any rental payments, service charges or other amounts to become due to lessors of real property to the extent Inventory or Records are located in or on such property or such Records are needed to monitor or otherwise deal with the Collateral (other than for those locations where Agent has received a Collateral Access Agreement that Agent has accepted in writing); provided, that, the Reserves established pursuant to this clause (vi) as to retail store locations that are leased shall not, except as Agent may otherwise determine in good faith, exceed at any time the aggregate of amounts payable for the next two (2) months from any such time to the lessors of such retail store locations located in those States where any right of the lessor to Collateral may have priority over the security interest and lien of Agent therein, provided, that, such general practice with respect to the amount of the Reserves pursuant to this clause (vi) shall only apply so long as: (A) no Default or Event of Default shall exist or have occurred and be continuing, (B) neither Borrower nor Agent shall have received notice of any event of default by the lessee under the lease with respect to such location, and (C) Borrower shall not have granted to the lessor a security interest or lien upon any assets of Borrower, (vii) amounts owing by Borrower to Credit Card Issuers or Credit Card Processors in connection with the Credit Card Agreements (other than amounts owing by Borrower under the Private Label Credit Card Agreement), (viii) with respect to merchandise gift certificates, customer deposits, gift cards, vouchers, and coupons, an amount equal to fifty (50%) percent of the aggregate amount thereof, (ix) the purchase price of layaway goods and the amount of all check request refunds, (x) amounts which must be paid by Borrower as royalties, fees or other charges in respect of licenses or other agreements to use Intellectual Property owned by third parties other than Guarantor, (xi) the dollar amount of merchandise returned by customers which gave rise to Eligible Credit Card Receivables, (xii) the extent to which, the percentage of Inventory of Borrower subject to the Wholesale Financing Agreement (as a percentage of all Inventory of Borrower) materially (in the good faith determination of Agent) exceeds the percentage of such Inventory as of the last appraisal delivered to Agent pursuant to the terms of this Agreement, (xiii) at any time that a Default or Cash Dominion Event has occurred and is continuing, amounts owing by Borrower to Frigidaire under the Frigidaire Consignment Agreement, and (xiv) obligations, liabilities or indebtedness (contingent or otherwise) of Borrower or any Guarantor to Agent or any Bank Product Provider arising under or in connection with any Bank Products or as such Bank Product Provider may otherwise require in connection therewith to the extent that such obligations, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral. To the extent Agent may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Commercial Receivables, Eligible Credit Card Receivables or Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Agent, Agent shall not establish a Reserve for the same purpose. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith.

1.118 “Scheduled Maturity Date” shall the meaning set forth in Section 13.1 hereof.

1.119 “Seasonal Period” shall mean the period beginning on October 1 of each calendar year and ending on December 31 of the same calendar year.

1.120 “Securities Act” shall mean the Securities Act of 1933, or any comparable statement under any similar federal statute then in force.

1.121 “Seller Notes” shall mean, collectively, the 6% Junior Subordinated Notes, each dated of even date herewith, by Borrower in favor of each Seller, in the aggregate principal amount of $25,000,000 and all agreements, documents and instruments at any time executed and/or delivered by Borrower or any other person to, with or in favor of Sellers in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.122 “Sellers” shall mean, collectively, Jerry W. Throgmartin, Gregg William Throgmartin, Kelli Throgmartin Ball, Sandra M. Throgmartin, Janice K. Malone, Monica L. Adams, William G. Throgmartin and Dennis L. May, each an individual residing in the State of Indiana, and their heirs, executors, successors and assigns.

1.123 “Senior Note Indenture” shall mean the Indenture, dated of even date herewith, by and among Borrower, as issuer, Guarantor, as Subsidiary Guarantor and Senior Note Trustee, as trustee, with respect to the Senior Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.124 “Senior Notes” shall mean, collectively, the Senior Notes due 2013 issued by Borrower pursuant to the Senior Note Indenture in the original aggregate principal amount of $165,000,000, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.125 “Senior Note Trustee” shall mean Wells Fargo Bank, National Association, as trustee under the Senior Note Indenture and any successor, replacement or additional trustee and their respective successors and assigns.

1.126 “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.127 “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

1.128 “Store Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.129 “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.130 “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

1.131 “Value” shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) Cost or (b) market value, provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to Borrower, (B) storage and purchasing costs in respect of Inventory of Borrower which are capitalized, (C) vendor rebates or (D) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

1.132 “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.133 “Wholesale” shall mean GE Commercial Distribution Finance Corporation, Inc. ((f/k/a Deutsche Financial Services Corporation), and its respective successors and assigns under the Wholesale Agreement.

1.134 “Wholesale Agreement” shall mean the Agreement for Wholesale Financing, dated as of September 8, 2000, by and between Borrower and Wholesale, as amended through the date hereof (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced).

1.135 “Wholesale Collateral” shall mean the items of property described on Schedule 1.135 hereto.

1.136 “Wholesale Financing Intercreditor Agreement” shall mean the Intercreditor Agreement, dated of even date herewith, by and between Agent and Wholesale, as acknowledged and agreed to by Borrower, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.137 “Wholesale Financing Limit” shall mean $32,000,000 through and including the fiscal year ending March 31, 2006, provided, that, such limit may increase once after the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ending subsequent to such date, by an amount equal to $500,000 for each new retail store location opened by Borrower during such fiscal quarter, based on the report delivered to Agent in accordance with Section 7.1(a)(iv) hereof. It is understood that any calculation of the amount owed by Borrower to Wholesale shall not include the outstanding amount owed to Wholesale for Wholesale Collateral which has been ordered and not received by Borrower.

SECTION 2. CREDIT FACILITIES

2.1 Loans.

(a) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Loans to Borrower from time to time in amounts requested by Borrower up to the aggregate amount outstanding for all Lenders at any time equal to the lesser of (i) Borrowing Base or (ii) the Maximum Credit.

(b) Except in Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit, and (ii) the aggregate principal amount of the Loans outstanding at any time to Borrower shall not exceed the Borrowing Base.

(c) In the event that the aggregate principal amount of the Loans outstanding to Borrower exceed the Borrowing Base, or the aggregate amount of the outstanding Letter of Credit Accommodations exceeds the sublimit for Letter of Credit Accommodations set forth in Section 2.2(e), or the aggregate amount of the Loans and Letter of Credit Accommodations exceed the Maximum Credit, such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrower shall, upon at least one (1) day’s prior written notice from Agent to Borrower, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

(d) Borrower may from time to time request and repay Loans subject to the provisions of this Agreement and the other Financing Agreements.

2.2 Letter of Credit Accommodations.

(a) Subject to and upon the terms and conditions contained herein, at the request of Borrower, Agent agrees, for the ratable risk of each Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Agent and the issuer thereof. Any payments made by or on behalf of Agent or any Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations provided to or for the benefit of Borrower shall constitute additional Loans to Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).

(b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Agent, for the benefit of Lenders, a letter of credit fee at a rate equal to (i) one and three-quarters (1 ¾%) percent per annum on the daily outstanding balance of such Letter of Credit Accommodations, for the period from the date hereof through and including the first (1st) day of the second month after the fiscal quarter ending on or about June 30, 2005, and (ii) the Applicable Margin (then in effect pursuant to the terms of this Agreement) in excess of the Adjusted Eurodollar Rate per annum on the daily outstanding balance of such Letter of Credit Accommodations at all times thereafter, except that Agent may, and upon the written direction of Required Lenders shall, require Borrower to pay to Agent for the benefit of Lenders such letter of credit fee, at a rate equal to two (2%) percent per annum in excess of the Applicable Margin on such daily outstanding balance for: (A) the period from and after the date of termination hereof until Agent and Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (B) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination of this Agreement. In addition to the letter of credit fees set forth above, Borrower agrees to pay to Agent, for the account of Agent, in respect of each Letter of Credit Accommodation issued pursuant to the terms of this Agreement, a fronting fee at a rate equal to one-eighth of one (1/8%) percent (on a per annum basis) calculated upon the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month.

(c) Borrower shall give Agent two (2) Business Days’ prior written notice of Borrower’s request for the issuance of a Letter of Credit Accommodation. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. Borrower shall attach to such notice the proposed terms of the Letter of Credit Accommodation.

(d) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent: (i) Borrower shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application, in form and substance reasonably satisfactory to Agent and satisfactory to such proposed issuer, for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; and (iii) Excess Availability prior to giving effect to any Reserves with respect to such Letter of Credit Accommodation, on the date of the proposed issuance of any Letter of Credit Accommodation, shall be equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to the issuer, the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower’s locations for Eligible Inventory within the United States of America and (B) if the proposed Letter of Credit Accommodation is for any other purpose or the documents of title are not consigned to the issuer in connection with a Letter of Credit Accommodation for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Agent with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in the applicable amount set forth in Section 2.2(d)(iii)(A) or Section 2.2(d)(iii)(B).

(e) Except in Agent’s discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith shall not at any time exceed $25,000,000.

(f) Borrower and each Guarantor shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Borrower and each Guarantor assume all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower’s agent. Borrower and each Guarantor each assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower and each Guarantor each hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, Guarantor, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit

Accommodation, except for the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

(g) In connection with Inventory purchased pursuant to Letter of Credit Accommodations, Borrower and each Guarantor shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver them to Agent and/or subject to Agent’s order, and if they shall come into Borrower’s or Guarantor’s possession, to deliver them, upon Agent’s request, to Agent in their original form. Borrower and each Guarantor shall also, at Agent’s request, designate Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(h) Borrower and each Guarantor each hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name Borrower or such Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor. Nothing contained herein shall be deemed or construed to grant Borrower or any Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner. Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent or any Lender unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower and each Guarantor shall be bound by any reasonable interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower or such Guarantor.

(i) So long as no Event of Default exists or has occurred and is continuing, Borrower may (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (iv) with Agent’s consent, grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral.

(j) At any time an Event of Default exists or has occurred and is continuing, Agent shall have the right and authority to, and Borrower shall not, without the prior written consent of Agent, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (iv) grant any extensions of the maturity of, time of payments for, or time of presentation of, any drafts, acceptances, or documents, and (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Agent may take such actions either in its own name or in Borrower’s name.

(k) Any rights, remedies, duties or obligations granted or undertaken by Borrower or any Guarantor to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower or such Guarantor to Agent for the ratable benefit of Lenders. Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent in favor of any issuer or correspondent to the extent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower and each Guarantors to Agent for the ratable benefit of Lenders and to apply in all respects to Borrower and each Guarantors.

(l) Immediately upon the issuance or amendment of any Letter of Credit Accommodation, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit Accommodation (including, without limitation, all Obligations with respect thereto).

(m) Borrower is irrevocably and unconditionally obligated, without presentment, demand or protest, to pay to Agent any amounts paid by an issuer of a Letter of Credit Accommodation with respect to such Letter of Credit Accommodation (whether through the borrowing of Loans in accordance with Section 2.2(a) or otherwise). In the event that Borrower fails to pay Agent on the date of any payment under a Letter of Credit Accommodation in an amount equal to the amount of such payment, Agent (to the extent it has actual notice thereof) shall promptly notify each Lender of the unreimbursed amount of such payment and each Lender agrees, upon one (1) Business Day’s notice, to fund to Agent the purchase of its participation in such Letter of Credit Accommodation in an amount equal to its Pro Rata Share of the unpaid amount. The obligation of each Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence is absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuance of any Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by Borrower in respect of Loans that are Prime Rate Loans as set forth in Section 3.1(a) hereof.

2.3 Commitments. The aggregate amount of each Lender’s Pro Rata Share of the Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

2.4 Bank Products. Borrower or any of its Subsidiaries may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products. Borrower or any of its Subsidiaries that obtains Bank Products shall indemnify and hold Agent, each Lender and their respective Affiliates harmless from any and all obligations now or hereafter owing to any other Person by any Bank Product Provider in connection with any Bank Products other than for gross negligence or willful misconduct on the part of any such indemnified Person. Borrower and its Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider.

SECTION 3. INTEREST AND FEES

3.1 Interest.

(a) Borrower shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b) Borrower may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from Borrower, such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, Borrower shall have complied with such customary procedures as are established by Agent and specified by Agent to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iii) no more than eight (8) Interest Periods may be in effect at any one time, (iv) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (v) at all times that a Cash Dominion Event has occurred and is continuing (and at all other times, Borrower shall use its best efforts to ensure that) the maximum amount of the Eurodollar Rate Loans in the aggregate at any time requested by Borrower shall not exceed the amount equal to the lowest principal amount of the Loans which it is anticipated will be outstanding during the applicable Interest Period, in each case as determined by Agent in good faith (but with no obligation of Agent or Lenders to make such Loans), and (vi) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by or on behalf of Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Borrower, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed. Borrower shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans.

(d) Interest shall be payable by Borrower to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2 Fees.

(a) Borrower shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to three-eighths (3/8%) percent per annum calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

(b) Borrower agrees to pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.

3.3 Changes in Laws and Increased Costs of Loans.

(a) If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank or any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender, in good faith, to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an actual increase in the cost to any Lender of funding or maintaining the Loans, the Letter of Credit Accommodations or its Commitment, then Borrower and each Guarantor shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify Lenders against such actual increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such actual increased cost and showing in reasonable detail the computation thereof shall be submitted to Borrower by Agent and shall be conclusive, absent manifest error.

(b) If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrower and each Guarantor) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Borrower as soon as practicable thereafter, and will also give prompt written notice to Borrower when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall Borrower has the right to convert Prime Rate Loans to Eurodollar Rate Loans.

(c) Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower and each Guarantor shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d) Borrower and each Guarantor shall indemnify Agent and each Lender and to hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Loan Agreement, (ii) default by Borrower in making any prepayment of a Eurodollar Rate Loan after Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Loan Agreement and the payment of the Obligations.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Agent and Lenders making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

(a) Agent shall have received, in form and substance reasonably satisfactory to Agent, all releases, terminations and such other documents as Agent may reasonably request to evidence and effectuate the termination by the Existing Lenders of their respective financing arrangements with Borrower and each Guarantor and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of Borrower and each Guarantor, duly authorized, executed and delivered by it or each of them, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and Borrower or such Guarantor, as debtor; and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by Borrower or such Guarantor in favor of it or any of them, in form acceptable for recording with the appropriate Governmental Authority;

(b) all requisite corporate action or limited liability company action, as applicable, and proceedings in connection with this Agreement and the other Financing Agreements shall be reasonably satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have reasonably requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of Borrower and each Guarantors certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate or limited liability company name of Borrower or such Guarantor, as the case may be, as is set forth herein and such document as shall set forth the organizational identification number of Borrower or such Guarantor, if one is issued in its jurisdiction of incorporation or organization);

(c) no material adverse change shall have occurred in the assets, business or prospects of Borrower since the date of Agent’s latest field examination (not including for this purpose the field review referred to in clause (d) below) and no change or event shall have occurred which would impair in any material respect the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent or any Lender to enforce the Obligations or realize upon the Collateral;

(d) Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may reasonably require to determine the amount of Loans available to Borrower (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the date of closing and test counts of the Inventory in a manner satisfactory to Agent, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral), the results of which in each case shall be satisfactory to Agent, not more than ten (10) Business Days prior to the date hereof;

(e) Agent shall have received, in form and substance reasonably satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, the Merger Agreements and the Senior Note Indenture, including, without limitation, Collateral Access Agreements;

(f) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent in good faith, that the Merger Agreements have been duly executed and delivered by and to the appropriate parties thereto, and the transactions contemplated under the terms of the Merger Agreements have been consummated prior to the execution of this Agreement;

(g) Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the Seller Notes, executed by all of the parties thereto, providing for, among other things, the subordination in rights of payment of all Indebtedness owing by Borrower or any Obligors to the Sellers under the Seller Notes to the right of Agent and Lenders to receive the final and indefeasible payment and satisfaction in full of all of the Obligations and related matters;

(h) Intentionally Deleted.

(i) Agent shall have (i) received evidence, in form and substance reasonably satisfactory to it, in good faith, that Borrower has consummated the transactions contemplated by the Senior Note Indenture and received cash proceeds from the issuance of Senior Notes pursuant thereto of not less than $165,000,000, and (ii) received and been satisfied with its review of the Senior Note Indenture and all documentation related thereto;

(j) Agent shall have received evidence reasonably satisfactory to it, in good faith, of the receipt by Borrower on or prior to the date hereof of cash equity contributions from Parent and management of Borrower such that, after giving effect to such contributions, at least forty-three (43%) percent of the consolidated capitalization of Borrower will be in the form of Capital Stock owned by Parent and the management of Borrower;

(k) the Excess Closing Availability as determined by Agent, in good faith, as of the date hereof, shall be not less than $10,000,000 after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder;

(l) Agent shall have received, in form and substance reasonably satisfactory to Agent in good faith, true, correct and complete copy of the Senior Note Indenture, duly authorized, executed and delivered by the parties thereto;

(m) Agent shall have received, in form and substance reasonably satisfactory to Agent in good faith, the Wholesale Financing Intercreditor Agreement and the Frigidaire Intercreditor Agreement, in each case, duly authorized, executed and delivered by each of the parties thereto;

(n) Agent shall have received, in form and substance reasonably satisfactory to Agent, Deposit Account Control Agreements by and among Agent, Borrower and each Guarantor, as the case may be and each bank where Borrower (or Guarantor) has a deposit account (other than Store Accounts), in each case, duly authorized, executed and delivered by such bank and Borrower or Guarantor, as the case may be (or Agent shall be the bank’s customer with respect to such deposit account as Agent may specify);

(o) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the Collateral;

(p) Lender shall have received Credit Card Acknowledgments in each case, duly authorized, executed and delivered by the Credit Card Issuers and Credit Card Processors;

(q) Agent shall have received (i) un-audited financial statements of Borrower for the fiscal month and year to date ended October 31, 2004 and (ii) Borrower’s projected financial statements for the period from the date hereof through the fiscal year ending on or about March 31, 2006, which shall be prepared on a quarterly basis, and projected financial statements for the fiscal years ending on or about March 31, 2007, March 31, 2008 and March 31, 2009, which shall be prepared on an annual basis, together with a certificate, dated the date hereof, of an authorized officer of Borrower stating that such projected financial statements were prepared by an authorized officer of Borrower in good faith and are based on assumptions that are believed to be reasonable in light of all facts and circumstances known to Borrower at such time, all of which shall be satisfactory to Agent and Lenders in good faith (it being understood that any forward-looking statement or projection shall be judged in light of the circumstances then known to, or which reasonably should have been known to a person making such statement or projection and having the information reasonably available to a Person so situated);

(r) Agent and Lenders shall be satisfied that, immediately after giving effect to the transactions contemplated to occur under this Agreement, the consummation of the transactions contemplated by the Merger Agreements, the Senior Note Indenture on or before the date hereof, (i) Borrower and Guarantors, on a consolidated basis, are Solvent, (ii) Borrower and Guarantors are able to pay their debts as they mature, (iii) Borrower and Guarantors, on a consolidated basis, have sufficient capital (and not unreasonably small capital) to carry on their business and all businesses in which they are about to engage, and (iv) the assets and properties of Borrower and Guarantors, on a consolidated basis, at fair valuation (taken on a going concern basis) and at their present saleable value are greater than the Indebtedness of Borrower and Guarantor, including subordinated and contingent liabilities computed at the amount which, to the best of Borrower’s and each Guarantor’s knowledge, represents an amount which can reasonably be expected to become an actual or matured liability;

(s) Agent shall have received, in form and substance satisfactory to Agent in good faith, a pro-forma balance sheet of Borrower reflecting the initial transactions contemplated hereunder, including, but not limited to Loans and Letter of Credit Accommodations provided by Agent and Lenders to Borrower on the date hereof and the use of the proceeds of the initial Loans as provided herein, the consummation of the transactions contemplated by the Merger Agreements and the Senior Note Indenture, accompanied by a certificate, dated as of even date herewith, of the chief financial officer of Borrower stating that (i) such pro-forma balance sheet was prepared in good faith by Borrower and based on assumptions that are reasonable in light of all facts and circumstances known to Borrower at such time, and (ii) in the opinion of such officer, the Borrower is and will be Solvent after giving effect to all such transactions;

(t) Agent shall have received and reviewed lien and judgment search results for the jurisdiction of incorporation and organization of Borrower, Guarantors, Gregg Investment Corporation LLC, the jurisdiction of the chief executive office of Borrower and Guarantors and all jurisdictions in which assets of Borrower and each Guarantor are located, which search results shall be in form and substance satisfactory to Agent;

(u) Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;

(v) Agent and its counsel shall have reviewed and been reasonably satisfied with any changes to the terms of the Merger Agreements and the structure of the transactions contemplated by the Merger Agreements from those set forth in the forms provided to Agent as of October 19, 2004 as amended by the First Amendment thereto dated as of January 13, 2005, and Second Amendment thereto dated as of January 31, 2005;

(w) Agent shall have received, in form and substance reasonably satisfactory to Agent, such opinion letters of counsel to Borrower and each Guarantor with respect to the Financing Agreements, the Merger Agreements and the Senior Note Indenture and such other matters as Agent may request; and

(x) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance satisfactory to Agent.

4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to the Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

(a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

(c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST

5.1 Grant of Security Interest. To secure payment and performance of all Obligations, Borrower and each Guarantor hereby grants to Agent, for itself and the benefit of Lenders and Bank Product Providers, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of Lenders and Bank Product Providers, as security, all personal and real property and fixtures, and interests in property and fixtures, of Borrower and such Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, collectively, the “Collateral”), including:

(a) all Accounts;

(b) all general intangibles, including, without limitation, all Intellectual Property;

(c) all goods, including, without limitation, Inventory and Equipment;

(d) all fixtures;

(e) all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(f) all instruments, including, without limitation, all promissory notes;

(g) all documents and all credit card sales drafts, credit card sales slips or charge slips or receipts and other forms of store receipts;

(h) all deposit accounts;

(i) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(j) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(k) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of Borrower or Guarantors now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of Borrower or any Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(l) all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(m) to the extent not otherwise described above, all Receivables;

(n) all Records; and

(o) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

5.2 Perfection of Security Interests.

(a) Borrower and each Guarantor each irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and Borrower or such Guarantor as debtor, as Agent may require, and including any other information with respect to Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Borrower and each Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Borrower and each Guarantor hereby authorizes Agent to adopt on behalf of Borrower and such Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and Borrower or Guarantor as debtor includes assets and properties of Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. Until such time as all of the Obligations have been paid in full in accordance with Section 13.1(a) hereof, in no event shall Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and Borrower or Guarantor as debtor.

(b) Neither Borrower nor any Guarantor has any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower or any Guarantor shall be entitled to or shall receive any chattel paper or instrument after the date hereof, Borrower and such Guarantor shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of Borrower or Guarantor (including by any agent or representative), Borrower or such Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree. At Agent’s option, Borrower and each Guarantor shall, or Agent may at any time on behalf of Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Congress Financial Corporation (Central), as Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c) In the event that Borrower or any Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) with a value in excess of $250,000, in the aggregate, Borrower or such Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrower or such Guarantor shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d) Neither Borrower nor any Guarantor has any deposit accounts as of the date hereof, except as set forth in the Information Certificate. Borrower and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower or Guarantor to open or establish such account, which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom Borrower or Guarantor is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be reasonably acceptable to Agent, and (iii) on or before the opening of such deposit account (other than the opening of a Store Account), Borrower or Guarantor shall, as Agent may specify, either (A) deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by Borrower or Guarantor and the bank at which such deposit account is opened and maintained or (B) arrange for Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to Agent. The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s or Guarantor’s employees.

(e) Neither Borrower nor any Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i) In the event that Borrower or any Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, Borrower or such Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. If any securities, now or hereafter acquired by Borrower or any Guarantor are uncertificated and are issued to Borrower or such Guarantor or its nominee directly by the issuer thereof, Borrower or such Guarantor shall immediately notify Agent thereof and shall as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of Borrower or such Guarantor or such nominee, or (B) arrange for Agent to become the registered owner of the securities.

(ii) Neither Borrower nor any Guarantor shall, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower or any Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom Borrower or such Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be reasonably acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, Borrower or such Guarantor shall as Agent may specify either (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by Borrower or such Guarantor and such securities intermediary or commodity intermediary or (2) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent.

(f) Neither Borrower nor any Guarantor is the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument with a principal amount in excess of $250,000, individually, and $500,000, in the aggregate whether as beneficiary thereof or otherwise after the date hereof, Borrower or Guarantor shall promptly notify Agent thereof in writing. Borrower or Guarantor shall immediately, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrower’s expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(g) Neither Borrower nor any Guarantors has any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower or any Guarantor shall at any time after the date hereof have any commercial tort claims for an amount in excess of $250,000, individually, and $500,000 in the aggregate, Borrower or such Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by Borrower or such Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by Borrower or such Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by Borrower or such Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and Borrower or such Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, Borrower and Guarantors shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

(h) Borrower and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of Borrower or a Guarantor permitted herein in the ordinary course of business of Borrower or such Guarantor in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other Collateral (other than goods in-transit) with a Value in excess of $250,000 either individually or in the aggregate, are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrower and Guarantors shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, Borrower and Guarantors shall deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or such Guarantor that is the owner of such Collateral.

(i) Borrower and each Guarantor shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that Borrower’s or Guarantor’s signature thereon is required therefor, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

5.3 Special Provisions Regarding Collateral. Notwithstanding anything to the contrary contained in this Section 5, the types or items of Collateral described in Section 5.1 shall not include any rights or interest in any lease, contract, license, permit or license agreement covering personal or real property of Borrower or Guarantor, so long as under the terms of such lease, permit, contract, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, license or license agreement has not been or is not otherwise obtained; provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under the UCC or other applicable law or (ii) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of Borrower or Guarantor in or to monies due or to become due under any such lease, permit, contract, license or license agreement (including any Receivables).

SECTION 6. COLLECTION AND ADMINISTRATION

6.1 Borrower’s Loan Accounts. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2 Statements. Agent shall render to Borrower each month a statement setting forth the balance in the Borrower’s loan account(s) maintained by Agent for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and each Guarantor and conclusively binding upon Borrower and each Guarantor as an account stated except to the extent that Agent receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been received by Borrower. Until such time as Agent shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower and each Guarantor.

6.3 Collection of Accounts.

(a) Borrower and each Guarantor shall establish and maintain, at its expense, deposit account arrangements and merchant payment arrangements with the banks set forth on Schedule 8.10 to the Information Certificate and, subject to Section 5.2(d) hereof, such other banks as Borrower may hereafter select. The banks set forth on Schedule 8.10 to the Information Certificate constitute all of the banks with which Borrower and each Guarantor have deposit account arrangements and merchant payment arrangements as of the date hereof and identifies each of the deposit accounts at such banks that are used solely for receiving store receipts from one or more retail store location(s) of Borrower and making ordinary course disbursements on account of each such retail store location(s) (together with any other deposit accounts at any time established or used by Borrower for receiving such store receipts from any retail store location, collectively, the “Store Accounts” and each individually, a “Store Account”) or otherwise describes the nature of the use of such deposit account by Borrower.

(i) Borrower shall deposit all proceeds from sales of Inventory in every form, including, without limitation, cash, checks, credit card sales drafts, credit card sales or charge slips or receipts and other forms of daily store receipts (other than nominal amounts retained in registers at the retail store locations as cash on hand), from each retail store location of Borrower on each Business Day into the Store Account of Borrower used solely for such purpose. All such funds deposited into the Store Accounts shall be sent by wire transfer or other electronic funds transfer no less frequently than three (3) times a week (or more frequently upon Agent’s request at any time after the occurrence of a Cash Dominion Event) to the Blocked Accounts as provided in Section 6.3(a)(ii) below, except nominal amounts which are required to be maintained in such Store Accounts under the terms of Borrower’s arrangements with the bank at which such Store Accounts are maintained, which nominal amounts shall not exceed $5,000 at any time as to any individual retail store location.

(ii) Borrower shall establish and maintain, at its expense, deposit accounts with such banks as are reasonably acceptable to Agent (the “Blocked Accounts”) into which Borrower shall promptly either cause all amounts on deposit in the Store Accounts of Borrower to be sent as provided in Section 6.3(a)(i) above or shall itself deposit or cause to be deposited all proceeds from sales of Inventory, and all other amounts payable to Borrower from Credit Card Issuers and Credit Card Processors and all other proceeds of Collateral. Borrower and each Guarantor shall deliver, or cause to be delivered to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof or at any time and from time to time Agent may become the bank’s customer with respect to any of the Blocked Accounts and promptly upon Lender’s request, Borrower shall execute and deliver such agreements and documents as Lender may require in connection therewith. Borrower and each Guarantor each agree that all payments made to such Blocked Accounts or other funds received and collected by Agent, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent in respect of the Obligations and therefore shall constitute the property of Agent to the extent of the then outstanding Obligations; provided, that, each Deposit Account Control Agreement shall provide that the applicable depository banks at which the Blocked Accounts are maintained are authorized by Agent to transfer the funds on deposit in the Blocked Accounts to such operating bank account of Borrower as Borrower may specify in writing to Agent until such time as Agent shall notify the depository bank otherwise. Agent may instruct the depository banks at which the Blocked Accounts are maintained to transfer all funds received or deposited into the Blocked Accounts to the Payment Account at any time a Cash Dominion Event shall exist or have occurred.

(b) For purposes of calculating the amount of the Loans available to Borrower, such payments shall be applied (conditional upon final collection) to the Obligations, in accordance with Section 6.4(a) hereof on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices, as in effect from time to time, by 11:00 a.m. Chicago, Illinois time and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the date of receipt of immediately available funds by Agent in the Agent Payment Account and within sufficient time to credit Borrower’s loan account on such day, and if not, then on the next Business Day.

(c) Borrower and each Guarantor and their respective shareholders, directors, employees, agents, Subsidiaries or other Affiliates shall, acting as trustee for Agent, receive, as the property of Agent, any monies, cash, checks, credit card sales drafts, credit card sales or change slips or receipts, notes, drafts all forms of store receipts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent, provided, that, if at any time a Cash Dominion Event has occurred and is continuing, Borrower shall promptly upon Agent’s request cause the portion thereof representing sales and/or use taxes payable in connection with such sales or otherwise to be deposited into a separate bank account or accounts established for such purpose. Borrower agrees to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank, financial institution or other person. The obligations of Borrower to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

6.4 Payments.

(a) All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from Borrower or Guarantor or for the account of Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent and Lenders from Borrower or Guarantor; second, to pay interest due in respect of any Loans (and including any Special Agent Advances); third, to pay or prepay principal in respect of Special Agent Advances; fourth, to pay or prepay principal in respect of the Loans and to pay or prepay any Obligations arising under or pursuant to any Hedging Transactions of Borrower or Guarantor with any Bank Product Provider (up to the amount of the any then effective Reserve established in respect of such Obligations), on a pro rata basis; fifth, to pay or prepay any other Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products) whether or not then due, in such order and manner as Agent determines and, at any time on or after an Event of Default and for so long as same is continuing, to be held as cash collateral with respect to any Letter of Credit Accommodation or other contingent Obligations (but not including for this purpose any Obligations arising under or pursuant to any Bank Products); and sixth, at any time after an Event of Default and for so long as same is continuing, to pay or prepay any Obligations arising under or pursuant to any Bank Products (other than to the extent provided for above) on a pro rata basis. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans and (ii) to the extent Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of

Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which Borrower acquired such rights in or the use of such Collateral.

(b) At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower maintained by Agent, provided, that, Agent shall use best efforts to notify Borrower no less than three (3) Business Days prior to charging Borrower’s loan account for any fees, costs or expenses. Borrower and each Guarantor shall make all payments to Agent and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrower and each Guarantor shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5 Authorization to Make Loans. Agent and Lenders are authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 11:00 a.m. Chicago, Illinois time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower or Guarantor when deposited to the credit of Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

6.6 Use of Proceeds. Borrower shall use the initial proceeds of the Loans provided by Agent to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrower to Agent on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements and the Merger Agreements, provided, that, no more than $15,000,000 of Loan proceeds may be used to fund the Purchase

Price on the date hereof, and to fund Purchase Price or comparable adjustments payable to the Sellers pursuant to the terms of the Merger Agreements. All other Loans made or Letter of Credit Accommodations provided to or for the benefit of Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating purposes, working capital, to fund adjustments to the Purchase Price payable to Sellers pursuant to the terms of the Merger Agreements and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.7 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.8 Sharing of Payments, Etc.

(a) Borrower and each Guarantor, jointly and severally agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of Borrower or any Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (after the expiration of any particular grace period and regardless of whether such balances are then due to Borrower or any Guarantor), in which case it shall promptly notify Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender (including Agent) shall obtain from Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c) Borrower and each Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of Borrower or Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.9 Settlement Procedures.

(a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

(b) With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 3:00 p.m. Chicago, Illinois time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by a Lender prior to 12:00 p.m. Chicago, Illinois time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. Chicago, Illinois time on the same Business Day and if received by a Lender after 12:00 p.m. Chicago, Illinois time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. Chicago, Illinois time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letter of Credit Accommodations. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrower or actually settled with the applicable Lender as described in this Section.

(c) To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d) If Agent is not funding a particular Loan to Borrower pursuant to Sections 6.9(a) and 6.9(b) above on any day, but is requiring each Lender to provide Agent with immediately available funds on the date of such Loan as provided in Section 6.9(c) above, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of Borrower on such day. If Agent makes such corresponding amount available to Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the

Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Borrower of such failure and Borrower shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Borrower’s receipt of such notice. A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender’s behalf, or any Lender who fails to pay any other amount owing by it to Agent, is a “Defaulting Lender”. Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by Borrower or any Obligor of their duties and obligations hereunder.

(e) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

6.10 Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

6.11 Taxes.

(a) Any and all payments by Borrower and any Guarantors to Agent or any Lender under this Agreement and any of the other Financing Agreements shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, Borrower shall pay all Other Taxes (or Agent may, at its option, pay such Other Taxes and charge the loan account of Borrower for such amounts so paid).

(b) Subject to the last sentence of Section 6.11(f), Borrower and Guarantors shall indemnify and hold harmless Agent and Lenders for the full amount of Taxes or Other Taxes paid by Agent or any Lender (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section, but not including Other Taxes that arise as a result of Agent’s or any Lender’s arrangements with the applicable taxing jurisdiction, if any, and not as a result of this Agreement) and any liability (including penalties, interest and expenses (including reasonable attorney’s fees and expenses) other than those resulting solely from a failure by Agent or any Lender to pay any Taxes or Other Taxes which it is required to pay and for which it received an indemnity payment) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. Payment under this indemnification shall be made within ten (10) days after the date Agent or any Lender makes written demand therefor. If Borrower reasonably believes that such Taxes or Other Taxes were not correctly or legally asserted, Agent or such Lender shall, upon Borrower’s request and at Borrower’s expense, provide such documents to Borrower in form and substance reasonably satisfactory to Borrower, to enable Borrower to contest such Taxes or Other Taxes pursuant to appropriate proceedings then available to Borrower (so long as providing such documents shall not, in the good faith determination of Agent, have a reasonable likelihood of resulting in any liability of Agent or any Lender).

(c) If Borrower or Guarantor shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder or under the other Financing Agreements to Agent or any Lender, then:

(i) subject to the last sentence of Section 6.11(f) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) Agent or such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii) Borrower or Guarantor shall make such deductions and withholdings;

(iii) Borrower or Guarantor shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) to the extent not paid to Agent or Lenders pursuant to Section 6.11(c)(i), Borrower or Guarantor shall also pay to Agent or any Lender, at the time interest is paid, all additional amounts which are necessary to preserve the after-tax yield Agent or such Lender would have received pursuant to the Financing Agreements if such Taxes or Other Taxes had not been imposed.

(d) Within thirty (30) days after the date of any payment by Borrower or Guarantor of Taxes or Other Taxes, Borrower or Guarantor shall furnish to Agent the original or a certified copy of a receipt or any other or other evidence of payment reasonably satisfactory to Agent.

(e) If Borrower or Guarantor otherwise would be required to pay additional amounts to Agent or a Lender pursuant to Section 6.11(c), then upon Borrower’s written request, such Lender shall use reasonable efforts at Borrower’s expense (consistent with legal and regulatory restrictions) to take such action, including changing the jurisdiction of its lending office so as to eliminate any such additional payment by Borrower or Guarantor which may thereafter accrue. Borrower hereby agrees to pay all reasonable costs and expenses incurred by such Lender in connection with any action taken by such Lender in accordance with this Section 6.11(e).

(f) In the event that Borrower or Guarantors are required to pay additional amounts or to make indemnity payments pursuant to this Section 6.11, Borrower may, upon notice to Agent and the applicable Lender, either prepay in whole or in part the outstanding balance of any Loan being maintained by the applicable Lender or require such Lender to assign and delegate without recourse all of its interests, rights and obligations under this Agreement to an Eligible Transferee selected by Borrower or Agent.

(g) In the event a Lender shall assign the Obligations and its rights hereunder to an assignee which is organized under the laws of a jurisdiction outside the United States, such assignee of a Lender shall provide Borrower with an IRS Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the Internal Revenue Service certifying as to such assignee’s being entitled to full exemption from United States withholding tax with respect to all payments to be made to such assignee hereunder and under any of the other Financing Agreements (unless such assignee of a Lender is unable to do so by reason of a change in law, including, without limitation, any statute, treaty, ruling, determination or regulation occurring subsequent to the effective date of such assignment). Notwithstanding anything to the contrary contained in this Section 6.11, unless Borrower has received forms or other documents indicating that payments to such assignee hereunder or under any of the other Financing Agreements are not subject to United States of America withholding tax, Borrower shall, in the case of payments to or for any assignee of a Lender organized under the laws of a jurisdiction outside the United States (i) withhold taxes from such payments at the applicable statutory rate, or at a rate reduced by an applicable tax treaty and (ii) pay such assignee such payment net of any taxes so withheld. Such assignee will be required to use reasonable efforts (including reasonable efforts to change its lending office) to avoid or to minimize any amounts which might otherwise be payable by Borrower or Guarantor pursuant to this Section 6.11; provided, that, such efforts shall not cause the imposition on such assignee of any additional costs or legal or regulatory burdens deemed by such assignee in good faith to be material.

(h) If Agent or any Lender receives a permanent tax benefit in respect of any Taxes or Other Taxes for which Agent or such Lender has received an indemnification payment from Borrower or Guarantor hereunder, so long as no Event of Default shall exist or have occurred and be continuing, Agent or such Lender (as the case may be) shall credit to the loan account of Borrower the amount of such permanent tax benefit.

(i) Each Person that is a Lender as of the date of this Agreement (i) represents and warrants to Borrower that such Person is incorporated or organized under the laws of the United States or a state thereof, (ii) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrower prior to the time that Agent or Borrower is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as applicable (wherein such Lender claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new such forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by such Lender, and (iii) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

7.1 Collateral Reporting.

(a) Borrower shall provide Agent with the following documents in a form satisfactory to Agent:

(i) as soon as possible after the end of each month (except during a Cash Dominion Period, then as soon as possible after the end of each week), but in any event within ten (10) Business Days after the end of such month (or during a Cash Dominion Event by the third (3rd) Business Day after the end of such week) or as more frequently as Borrower may desire, (A) schedules of sales made, credits issued and cash received during such period (provided, that, the such schedules shall not be required to be provided to Agent until July 2006), (B) inventory reports by categories, location, and mix (including indicating the amounts of Inventory at warehouses and stores, and detail regarding Inventory subject to the Wholesale Financing Agreement and the Frigidaire Consignment Agreement) as of the end of such period, (C) reports of sales of Inventory, indicating gross sales, returns, allowances and net sales, and reports of aggregate Inventory purchases (including all costs related thereto, such as freight, duty and taxes) during such period, and (D) a report of credit card sales during such period, including the amount of the chargebacks and credits with respect thereto and providing an aging of such sales identifying those outstanding more than ten (10) Business Days since the sale date giving rise thereto; provided, that, this report does not have to be provided to Agent unless a Cash Dominion Event has occurred and is continuing;

(ii) as soon as possible after the end of each month (but in any event within ten (10) Business Days after the end thereof), or during a Cash Dominion Event, more frequently as

Agent may request, (A) agings of accounts receivable (together with a reconciliation to the previous month’s aging and general ledger), and (B) agings of accounts payable (including information indicating the aggregate amount owing to owners and lessors of leased premises, warehouses, fulfillment centers, processors and other third parties from time to time in possession of any Collateral) as of the end of such month;

(iii) as soon as possible after the end of each month (but in any event ten (10) Business Days after the end thereof), in each case certified by the chief financial officer, treasurer or controller of Borrower as true and correct: (A) a statement confirming the payment of rent and other amounts due to owners and lessors of real property used by Borrower in the immediately preceding month, subject to year-end or monthly percentage rent payment adjustments, (B) the addresses of all new retail store locations of Borrower opened and existing retail store locations closed or sold (including a report of results by category of inventory of any going out of business sales and identifying the proceeds of any other assets of Borrower sold in connection with such store closures), in each case since the date of the most recent certificate delivered to Agent containing the information required under this clause, (C) reports regarding consigned inventory, (D) reports regarding inventory subject to the Wholesale Agreement, (E) reports regarding customer deposits and gift cards, and (F) a report of any new deposit account established or used by Borrower with any bank or other financial institution, including the name of the account, the account number, the name and address of the financial institution at which such account is maintained, the purpose of such account and, if any, the amount held in such account on or about the date of such report;

(iv) a report from the chief financial officer, treasurer or controller of Borrower as soon as possible after the end of each fiscal quarter (but in any event within ten (10) Business Days after the end thereof), commencing with the fiscal quarter ending (a) March 31, 2005, certifying the number of shares of Capital Stock issued by Borrower to Parent in conjunction with the issuance by Parent of its Capital Stock to employees of Borrower or its Subsidiaries and including information contemplated by Section 9.7(b)(iii) with respect to such issuances, and (b) June 30, 2006, certifying the number of new retail store locations opened by Borrower during such period,

(v) upon Agent’s request, (A) reports of sales for each category of Inventory, (B) reports of aggregate Inventory purchases (including all costs related thereto, such as freight, duty and taxes) and identifying items of Inventory in transit to Borrower related to the applicable documentary letter of credit and/or bill of lading number, (C) copies of purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (D) copies of shipping and delivery documents, (E) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower, (F) reports by retail store location of sales and operating profits for each such retail store location, (G) reports on sales and use tax collections, deposits and payments, including monthly sales and use tax accruals, (H) perpetual inventory reports, and (I) the monthly statements received by Borrower or any of its Affiliates from any Credit Card Issuers or Credit Card Processors, together with such additional information with respect thereto as shall be sufficient to enable Agent to monitor the transactions pursuant to the Credit Card Agreements; and

(vi) such other reports as to the Collateral as Agent shall reasonably request from time to time.

(b) If Borrower’s or any Guarantor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower and each Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2 Accounts Covenants. Borrower shall, to the extent any of the following exceeds $500,000, notify Agent promptly of: (i) any material delay in Borrower’s performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, Credit Card Issuer or Credit Card Processor or any material disputes with account debtors, or any settlement, adjustment or compromise thereof, and (ii) all material adverse information known to Borrower or Guarantor relating to the financial condition of any account debtor, Credit Card Issuer or Credit Card Processor and (iii) any event or circumstance which, to the best of Borrower’s or Guarantor’s knowledge, would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuer or Credit Card Processor without Agent’s consent, except in the ordinary course of Borrower’s or Guarantor’s business in accordance with current practices of Borrower in effect on the date hereof or as such practices may hereafter change as a result of changes to the policies of Borrower applicable to its similarly situated customers generally and unrelated to the circumstances of Borrower or as otherwise with the prior approval of Agent. So long as no Event of Default exists or has occurred and is continuing, Borrower and Guarantors shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor, Credit Card Issuer or Credit Card Processor. At any time that an Event of Default exists or has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors, Credit Card Issuer or Credit Card Processor or grant any credits, discounts or allowances.

(b) With respect to each Account: (i) no payments shall be made thereon except payments delivered to Agent pursuant to the terms of this Agreement, (ii) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto, if in the aggregate with all other Accounts, the same exceed $500,000 and (iii) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws limiting creditors’ rights generally and be general equitable principles.

(c) Borrower shall notify Agent promptly of: (i) any notice of a material default by Borrower under any of the Credit Card Agreements or of any default which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to Borrower, (ii) any notice from any Credit Card Issuer or Credit Card Processor that such person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to Borrower from such person, or that such person is terminating or will terminate any of the Credit Card Agreements, and (iii) the failure of Borrower to comply with any material terms of the Credit Card Agreements or any terms thereof which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to Borrower.

(d) Agent shall have the right at any time or times (but prior to the occurrence of a Cash Dominion Event, nor more frequently than once per fiscal quarter), in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3 Inventory Covenants. With respect to the Inventory: (a) Borrower and each Guarantor shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower’s or Guarantor’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower and Guarantors shall conduct a physical count of the Inventory either through periodic cycle counts or wall to wall counts, so that all Inventory is subject to such counts at least once each year but at any time or times as Agent may request after an Event of Default has occurred and is continuing, and promptly following such physical inventory (whether through periodic cycle counts or wall to wall counts) shall supply Agent with a report in the form and with such specificity as may be satisfactory to Agent concerning such physical count; (c) Borrower and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (d) upon Agent’s request, Borrower shall, at their expense, no more than two (2) times in any twelve (12) month period (and only one (1) time in any twelve (12) month period, at the Agent’s option, in the event that Excess Availability is equal to or greater than $15,000,000), but at any time or times as Agent may reasonably request at the expense of Agent and Lenders, or at any time or times a Agent may request at Borrower’s expense at any time after an Event of Default exists or has occurred and is continuing, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (e) Borrower and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) in the event any count conducted pursuant to Section 7.3(b) above indicates any material irregularities or other adverse information regarding Inventory, in the good faith determination of Agent, upon Agent’s request, Borrower shall, at its expense, conduct through RGIS Inventory Specialists, Inc. or another inventory counting service reasonably acceptable to Agent, a count of the Inventory in form, scope and methodology reasonably acceptable to Agent no more than one (1) times in any twelve (12) month period, but at any time or times as Agent may request at any time an Event of Default exists or has occurred and is continuing or at any time or times as Agent may request in the event of test count variances in excess of the shrinkage reserve established by Borrower, the results of which shall be reported directly by such inventory counting service to Agent and Borrower shall promptly deliver confirmation in a form satisfactory to Agent that appropriate adjustments have been made to the inventory records of Borrower to reconcile the inventory count to Borrower’s inventory records; (g) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (h) Borrower and each Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (i) Borrower and Guarantors shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower or any Guarantor to repurchase such Inventory; except for the right of return given to retail customers of Borrower in the ordinary course of the business of Borrower in accordance with the then current return policy of Borrower; (j) Borrower and Guarantors shall keep the Inventory in good and marketable condition (subject to Borrower’s normal reserves for damaged and defective Inventory), and (k) Borrower and Guarantors shall not, without prior written notice to Agent or the specific identification of such Inventory in a report with respect thereto provided by Borrower to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

7.4 Equipment and Real Property Covenants. With respect to the Equipment and Real Property: (a) upon Agent’s request, at any time or times as Agent may request on or after an Event of Default has occurred and is continuing, Borrower shall deliver or cause to be delivered to Agent written appraisals as to the Equipment and/or the Real Property acquired by Borrower pursuant to Section 9.20 hereof in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and upon which Agent is expressly permitted to rely; (b) Borrower and Guarantors shall keep the Equipment used or useful in the ordinary course of Borrower’s business in good order, repair, and in running and marketable condition (ordinary wear and tear excepted); (c) Borrower and Guarantors shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity in all material respects with all applicable laws; (d) the Equipment is and shall be used in the business of Borrower and Guarantors and not for personal, family, household or farming use; (e) Borrower and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent expressly permitted under this Agreement or necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower or any Guarantor in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrower and Guarantor shall not permit any of the Equipment to be or become a part of or affixed to real property; and (g) Borrower and each Guarantor assumes all responsibility and liability arising from the use of the Equipment and Real Property.

7.5 Power of Attorney. Borrower and each Guarantors hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in Borrower’s, Guarantor’s or Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of Borrower’s or such Guarantor’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign Borrower’s or such Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to Borrower or such Guarantor and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent’s determination, to fulfill Borrower’s or such Guarantor’s obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse Borrower’s or such Guarantor’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (iv) endorse Borrower’s or such Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities in Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in Borrower’s or such Guarantor’s name for such purpose, and to complete in Borrower’s or such Guarantor’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (vi) sign Borrower’s or such Guarantor’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Borrower and each Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6 Right to Cure. Agent may, at its option, upon notice to Borrower, (a) cure any default by Borrower or any Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the

Collateral or the rights and remedies of Agent or any Lender therein or the ability of Borrower or any Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, at any time on or after a Default or Event of Default exists or has occurred and is continuing, or if after giving effect to any Reserve in respect of such default Excess Availability is or would be less than $10,000,000; (b) pay or bond on appeal any judgment entered against Borrower, any Guarantor or any Subsidiary of Borrower, at any time on or after a Default or Event of Default exists or has occurred and is continuing, or if after giving effect to any Reserve in respect of such judgment Excess Availability is or would be less than $10,000,000; (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto; provided, that, Agent shall not exercise its right pursuant to this Section 7.6(c) to discharge such taxes, liens, security interest or other encumbrances that are permitted under Section 9.8 hereof, unless either (i) a Default or Event of Default shall exist or have occurred and be continuing, or (ii) with respect to liens, security interests or other encumbrances, the beneficiary or holder of such lien, security interest or other encumbrance has the right to take action against or with respect to the Collateral which right is not subject to an effective stay pursuant to applicable law. Agent may add any amounts so expended to the Obligations and charge Borrower’s account therefor, such amounts to be repayable by Borrower on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower or any Guarantor. Any payment made or other action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7 Access to Premises. From time to time as requested by Agent, at the cost and expense of Borrower, (a) Agent or its designee shall have complete access to all of Borrower’s and Guarantors’ premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower’s and Guarantors’ books and records, including the Records, and (b) Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and Agent or any Lender or Agent’s designee may use during normal business hours of Borrower’s and such Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8. REPRESENTATIONS AND WARRANTIES

Borrower and each Guarantor hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement):

8.1 Corporate Existence, Power and Authority. Borrower is a corporation and Guarantor is a limited liability company, each duly organized and in good standing under the laws of its state of incorporation or organization, and duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within Borrower’s and Guarantor’s corporate or limited liability company powers, as applicable, (b) have been duly authorized, (c) are not in contravention of law or the terms of Borrower’s or Guarantor’s applicable other organizational documentation, or any indenture, agreement or undertaking to which Borrower or Guarantor is a party or by which Borrower or Guarantor or its property are bound and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of Borrower or Guarantor. This Agreement and the other Financing Agreements to which Borrower or Guarantor is a party constitute legal, valid and binding obligations of Borrower and Guarantor enforceable in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws limiting creditors’ rights generally and be general equitable principles.

8.2 Name; State of Organization; Chief Executive Office; Collateral Locations.

(a) The exact legal name of Borrower and each Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate. Neither Borrower nor any Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b) Borrower and each Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of Borrower and each Guarantor or accurately states that Borrower or Guarantor has none and accurately sets forth the federal employer identification number of Borrower and each Guarantor.

(c) The chief executive office and mailing address of Borrower and each Guarantor and Borrower’s and Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of Borrower or Guarantor to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower or Guarantor and sets forth the owners and/or operators thereof.

8.3 Financial Statements; No Material Adverse Change. Except as set forth on Schedule 8.3 hereto, all financial statements relating to Borrower or Guarantor which have been or may hereafter be delivered by Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of Borrower and each Guarantor as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower and each Guarantor to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of Borrower or Guarantor furnished by Borrower or Guarantor to Agent prior to the date of this Agreement.

8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof. Borrower and each Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

8.5 Tax Returns. Borrower and each Guarantor has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower and each Guarantor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6 Litigation. Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of Borrower’s or any Guarantor’s knowledge threatened, against or affecting Borrower or such Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower’s or any Guarantor’s knowledge threatened, against Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, the Senior Note Indenture or the Merger Agreements, in each case, which if adversely determined against Borrower or any Guarantor has or could reasonably be expected to have a Material Adverse Effect.

8.7 Compliance with Other Agreements and Applicable Laws.

(a) Borrower and Guarantors are not in default in any respect under, or in violation in any respect of the terms of, any material agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, except for defaults or violations which would not be reasonably expected to result in a Material Adverse Effect. Borrower and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws, except for instances of non-compliance which would not be reasonably expected to result in a Material Adverse Effect.

(b) Borrower and Guarantors have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”). All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or to the best of Borrower’s or Guarantor’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits to the extent the same would be reasonably expected to have a Material Adverse Effect.

8.8 Environmental Compliance.

(a) Except as set forth on Schedule 8.8 to the Information Certificate, Borrower, Guarantor and any Subsidiary of Borrower or Guarantors have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or Permit, and the operations of Borrower, Guarantor and any Subsidiary of Borrower or any Guarantor complies all Environmental Laws and all Permits except for any violation or non-compliance which would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 8.8 to the Information Certificate, there is no outstanding investigation by any Governmental Authority or any outstanding proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of Borrower’s or any Guarantor’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or Guarantor and any Subsidiary of Borrower or any Guarantor or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, in each case, which if adversely determined against Borrower or any Guarantor would reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth on Schedule 8.8 to the Information Certificate, Borrower, Guarantors and their Subsidiaries have no liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials, except for any liability which would not reasonably be expected to have a Material Adverse Effect.

(d) Borrower, Guarantors and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrower and Guarantors under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect.

8.9 Employee Benefits.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of Borrower’s or Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification. Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending, or to the best of Borrower’s or Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan except where such prohibited transaction or violation would not reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) the current value of each Plan’s assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) are not less than such Plan’s liabilities under Section 4001(a)(16) of ERISA; (iii) Borrower and Guarantors have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) Borrower and Guarantors have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) Borrower, Guarantors, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069(a) or 4212(c) of ERISA.

8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of Borrower and Guarantors to establish new accounts in accordance with Section 5.2 hereof.

8.11 Intellectual Property. Borrower and each Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrower and Guarantors do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of Borrower’s and each Guarantor’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting Borrower or any Guarantor contesting its right to sell or use any such Intellectual Property. Schedule 8.11 to the Information Certificate sets forth all of the agreements or other arrangements of Borrower and Guarantor pursuant to which Borrower or Guarantor has a license (other than commercially available off-the-shelf software) or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of Borrower or Guarantors as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, servicemark, copyright or other Intellectual Property at any time used by Borrower or Guarantors which is owned by another person, or owned by Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976).

8.12 Subsidiaries; Affiliates; Capitalization; Solvency.

(a) Borrower and Guarantors do not have any direct or indirect Subsidiaries and are not engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate.

(b) Borrower and Guarantors are the record and beneficial owners of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

(c) The issued and outstanding shares of Capital Stock of Borrower and Guarantors are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and in the case of the Capital Stock of Borrower are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof.

(d) An Affiliate or Affiliates of Freeman Spogli & Co. LLC has, on or before the date hereof, made a cash equity contribution to Borrower in the amount of $111,200,000 as consideration for 11,121,390 shares of the issued and outstanding shares of Capital Stock of Borrower consisting of common stock, and such equity contribution shall be used to fund part of the Purchase Price.

(e) Borrower and Guarantors, on a consolidated basis, are Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transactions contemplated hereunder, and the consummation of the transactions under the Merger Agreements (including, without limitation the payment of the Purchase Price) and the issuance of the Seller Notes, and the Senior Note Indenture.

8.13 Labor Disputes.

(a) Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to Borrower and any Guarantor and any union, labor organization or other bargaining agent in respect of the employees of Borrower or any Guarantor on the date hereof.

(b) There is (i) no significant unfair labor practice complaint pending against Borrower or Guarantor or, to the best of Borrower’s or each Guarantor’s knowledge, threatened against it, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against Borrower or any Guarantor or, to best of Borrower’s or any Guarantor’s knowledge, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against Borrower or any Guarantor or, to the best of Borrower’s or any Guarantor’s knowledge, threatened against Borrower or any Guarantor.

8.14 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of Borrower or Guarantors permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on

Borrower or Guarantors or any of their respective Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between Borrower or any Guarantor and any of its or their Subsidiaries or (ii) between any Subsidiaries of Borrower or any Guarantor or (b) the ability of Borrower or any Guarantor or any of its or their Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral, other than such restrictions as are permitted by Section 9.17 hereof.

8.15 Material Contracts. Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which Borrower or Guarantor is a party or is bound as of the date hereof. Borrower and each Guarantor have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. Borrower and each Guarantor are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

8.16 Credit Card Agreements. Set forth in Schedule 8.16 hereto is a correct and complete list of all of the Credit Card Agreements. The Credit Card Agreements constitute all of such agreements necessary for Borrower to operate its business as presently conducted with respect to credit cards and debit cards and no Accounts of Borrower or Guarantor arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom Borrower has entered into one of the Credit Card Agreements set forth on Schedule 8.16 hereto or with whom Borrower has entered into a Credit Card Agreement in accordance with Section 9.13 hereof. Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of Borrower or Guarantor that is a party thereto and to the best of Borrower’s and Guarantor’s knowledge, the other parties thereto, enforceable in accordance with their respective terms and are in full force and effect. No default or event of default, or act, condition or event which after notice or passage of time or both, would constitute a default or an event of default under any of the Credit Card Agreements exists or has occurred. Borrower and each Guarantor and the other parties thereto have complied with all of the terms and conditions of the Credit Card Agreements to the extent necessary for Borrower and each Guarantor to be entitled to receive all payments thereunder. Borrower has delivered, or caused to be delivered to Agent, true, correct and complete copies of all of the Credit Card Agreements.

8.17 Intentionally Deleted.

8.18 The Merger.

(a) The Merger is valid and effective in accordance with the terms of the Merger Agreements, and the corporation statutes of the State of Indiana, and Borrower is the surviving corporation pursuant to the Merger.

(b) All actions and proceedings required by the Merger Agreements, applicable law and regulation (including, but not limited to, compliance by Borrower, Guarantor and Seller with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and compliance by Parent, Borrower and each Guarantor with the Worker Adjustment and Retaining

Notification Act) have been taken and the transactions required thereunder have been duly and validly taken and consummated.

(c) No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Merger Agreements and no governmental action or proceeding has been threatened or commenced seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Merger Agreements.

(d) Borrower and each Guarantor have delivered, or caused to be delivered, to Agent, true, correct and complete copies of the Merger Agreements

8.19 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrower or Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading (it being understood that any forward-looking statement or projection shall be judged in light of the circumstances then known to, or which were reasonably believed by a person making such statement or projection and having the information reasonably available to a Person so situated). No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

8.20 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

9.1 Maintenance of Existence.

(a) Each of Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its corporate and limited liability (as the case may be) existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits, in each case, necessary to carry on the business as presently or proposed to be conducted, except as to in each case Guarantor as permitted in Section 9.7 hereof.

(b) Neither Borrower nor Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days prior written notice from Borrower of such proposed change in its name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the Certificate of Incorporation (or Certificate of Formation, as the case may be), of Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of Borrower or Guarantor as soon as it is available.

(c) Neither Borrower nor Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days’ prior written notice from Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. Neither Borrower nor Guarantor shall change its type of organization, jurisdiction of organization or other legal structure.

9.2 New Collateral Locations. Borrower and Guarantors may only open any new location within the continental United States provided Borrower or such Guarantor (a) gives Agent thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location; provided, that, without limiting the obligations of Borrower and Guarantors under Section 7.1 hereof or as may otherwise be provided herein, Borrower and Guarantors shall not be required to give such notice or cause to be executed or delivered any Landlord Agreement pursuant to this Section 9.2 with respect to any retail store location established after the date hereof.

9.3 Compliance with Laws, Regulations, Etc.

(a) Borrower and Guarantors shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, the failure to comply with or observe which would be reasonably likely to have a Material Adverse Effect.

(b) Borrower and Guarantors shall give written notice to Agent immediately upon Borrower’s or Guarantor’s receipt of any notice of, or Borrower’s or such Guarantor’s otherwise obtaining knowledge of, (i) the occurrence of any material event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any material non-compliance with or violation of any Environmental Law by Borrower or any Guarantor or (B) the material release, spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower or such Guarantor to Agent. Borrower and Guarantors shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

(c) Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is non-compliance by Borrower or Guarantors, or any condition which requires any action by or on behalf of Borrower or Guarantor in order to avoid any non-compliance by Borrower or Guarantor, with any Environmental Law, Borrower shall, at Agent’s request and Borrower’s expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower’s or such Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.

(d) Borrower and Guarantors shall each indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower or Guarantors and the preparation and implementation of any closure, remedial or other required plans (“Losses”) unless it is determined pursuant to a final non-appealable order of a court of competent jurisdiction that the Losses were the result of acts or omissions constituting gross negligence or willful misconduct of Agent or any Lender (but without limiting the obligations of Borrower or Guarantors as to any other Indemnitee (other than any officers, directors, agents or employees of the Indemnitee whose gross negligence or willful misconduct resulted in such losses, claims, damages, liabilities, costs or expenses)). All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4 Payment of Taxes and Claims. Borrower and Guarantors shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, any Guarantor or Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Borrower and Guarantor shall be liable for any tax or penalties imposed on Agent or any Lender as a result of the financing arrangements provided for herein and Borrower and each Guarantor agrees to indemnify and hold Agent and Lenders harmless with respect to the foregoing, and to repay to Agent, for the benefit of Lenders, on demand the amount thereof, and until paid by Borrower or Guarantor such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower or Guarantors to pay any income, or franchise taxes attributable to the income of Lenders from any amounts charged by or paid hereunder to Lenders. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

9.5 Insurance.

(a) Borrower and Guarantors shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer. Borrower and Guarantors shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if Borrower or any Guarantor fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for Borrower and Guarantors in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower and Guarantors shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower and Guarantor shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by Borrower, any Guarantor or any of its or their Affiliates.

(b) At its option, Agent may apply any insurance proceeds (other than insurance proceeds of Equipment which is subject to purchase money security interests or liens permitted by Section 9.8 hereof; in which case Agent shall, to the extent it receives such insurance proceeds, remit same to Borrower) received by Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may in good faith determine or hold such proceeds as cash collateral for the Obligations, except that notwithstanding anything to the contrary contained herein, if any Equipment is lost, physically damaged or destroyed, upon the written request of Borrower, Agent shall release the net cash proceeds from insurance received by Agent pursuant to this Section 9.5 to Borrower as a result of such loss, damage or destruction to the extent necessary for the repair, refurbishing or replacement of such Equipment, provided, that, each of the following conditions is satisfied: (i) no Event of Default shall exist or have occurred and be continuing at the time immediately after giving effect to such release, (ii) such proceeds shall be used solely to repair, refurbish or replace the property so lost, damaged or destroyed (free and clear of any security interests, liens, claims or other encumbrances other than as permitted in Section 9.8 hereof), (iii) the repair, refurbishing or replacement of the property so lost, damaged or destroyed shall be commenced as soon as reasonably practicable and shall be diligently pursued to satisfactory completion, (iv) so long as a Cash Dominion Event has occurred and is continuing, the proceeds shall be held by Agent as cash collateral for the Obligations and shall be disbursed from such cash collateral from time to time as needed and/or, at Agent’s option, released by Agent directly to the contractor, subcontractor, materialmen, laborers, engineers, architects and other persons rendering services or materials to repair, refurbish or replace the property so lost, damaged or destroyed, (v) the amount of the insurance proceeds and Borrower’s unrestricted cash available for such purposes are sufficient in Agent’s reasonable determination, to allow Borrower to effect such repair, refurbishing or replacement in a satisfactory manner, (vi) the repair, refurbishing or replacement to which the proceeds are applied shall cause the Equipment so lost, damaged, destroyed to be of at least equal value and substantially the same character as prior to such loss, damage or destruction, and (vii) the casualty shall have resulted in payment of $1,000,000 in insurance proceeds or less. Upon completion of the work and payment in full therefor, or upon the failure to commence, or diligently to continue the work or the replacement of the Collateral, Agent may, at Agent’s option and after prior notice to Borrower, either apply the amount of any such proceeds then or thereafter in the possession of Agent to the payment of the Obligations or hold such proceeds as cash collateral for the Obligations on terms and conditions acceptable to Agent and not release such funds to Borrower, provided, that, nothing contained herein shall limit the right of Agent to apply any or all of such proceeds to the Obligations at any time an Event of Default shall exist or have occurred and be continuing.

(c) Notwithstanding anything to the contrary set forth in Section 9.5(a) and (b) above, Agent acknowledges that with respect to certain retail store location leases identified on Schedule 9.5 hereof, Borrower has obtained separate property insurance policies covering (i) the improvements and fixtures owned by the lessor of such retail store location, under which such lessor is named as the “loss payee” thereunder, provided, that, Borrower represents and warrants that none of such lessors have any interest in Borrower’s business interruption insurance or the Collateral, and (ii) the Collateral constituting tangible personal property located at the premises demised under such leases, under which Agent and Lenders are named as the “loss payee” thereunder. In no event shall any such lessor be named as a “loss payee” or “additional insured” under the insurance policies described in clause (ii) above. Any amounts received by or on behalf of Borrower in respect of its rights as a lessee in respect of a leasehold, or improvements thereon as a result of any casualty or condemnation affecting such lease or the real property and improvements demised under such lease, shall be paid to Agent, in accordance with Section 9.5(a) hereof, to the extent that Borrower has used its own funds or proceeds of Loans to fund such restoration costs) of restoration costs for the affected premises.

9.6 Financial Statements and Other Information.

(a) Borrower and Guarantors shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower, Guarantors and their Subsidiaries in accordance with sound business practices sufficient to permit the preparation of financial statements in accordance with GAAP. Borrower and Guarantor shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrower and Guarantors, and Borrower shall notify the auditors and accountants of Borrower and Guarantors that Agent is authorized to obtain such information directly from them. Without limiting the foregoing, Borrower and Guarantors shall furnish or cause to be furnished to Agent, the following: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements, (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and through such fiscal month (together with a comparison to the applicable prior year period), certified to be correct by the chief financial officer of Borrower, subject to normal year-end adjustments and no footnotes and, in the case of financial statements as of the end of a fiscal quarter of Borrower, accompanied by a compliance certificate substantially in the form of Exhibit C hereto, along with a schedule in a form satisfactory to Agent of the calculations used in determining, as of the end of such quarter, whether Borrower and Guarantor are in compliance with the covenants set forth in Section 9.18 of this Agreement as of the end of such quarter and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Borrower and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be KPMG or another independent accounting firm of nationally recognized reputation selected by Borrower, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Borrower and its Subsidiaries as of the end of and for the fiscal year then ended.

(b) Borrower and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $1,000,000 or which if adversely determined would be reasonably expected to result in a Material Adverse Effect, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrower and Guarantor shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $1,000,000 shall have been entered against Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by Borrower or Guarantor, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

(c) Borrower and Guarantors shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports and registration statements which Borrower or Guarantor files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

(d) Borrower and Guarantors shall furnish or cause to be furnished to Agent as soon as the same are complete, but in no event more than thirty (30) days after the commencement of each fiscal year of Borrower, a consolidated budget presented on a quarterly basis for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year) and, during a Cash Dominion Event, furnish or cause to be furnished to Agent, no less frequently than quarterly, any significant revisions of such budget.

(e) Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant or prospective Lender or Participant or any Affiliate or Participant subject to Section 13.5 hereof. Borrower and Guarantor each hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrower’s expense, copies of the financial statements of Borrower and Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of Borrower or Guarantor and to disclose to Agent and Lenders, subject to Section 13.5 hereof, such information as they may have regarding the business of Borrower and Guarantors. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Borrower to Agent or such Lender in writing.

(f) Borrower shall deliver, or cause to be delivered, to Agent, as soon as practicable and in any event within one hundred twenty (120) days from the date hereof, an opening balance sheet of Borrower and Guarantors after giving effect to the transactions contemplated by this Agreement, the Merger Agreements and the Senior Note Indenture.

(g) Borrower and Guarantors shall furnish to Agent all reports, notices, demands or other documents related to any adjustments to the Purchase Price (as defined in the Merger Agreements) received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower or on its behalf concurrently with the sending thereof, as the case may be.

9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Borrower and each Guarantor shall not, and shall not permit any Subsidiary to, directly or indirectly,

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except, that, Guarantor or any wholly owned Subsidiary of Guarantor or Borrower may merge with and into or consolidate with Borrower or any other wholly owned Subsidiary of Borrower, provided, that, each of the following conditions is satisfied as determined by Agent: (i) Agent shall have received not less than five (5) days’ prior written notice of the consummation of any merger or consolidation of Borrower or any Guarantor to so merge or consolidate and such information with respect thereto as Agent may reasonably request, (ii) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default or Default, shall exist or have occurred, (iii) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger, including, but not limited to, the certificate or certificates of merger as filed with each appropriate Secretary of State, (iv) the surviving entity shall, immediately before and immediately after giving effect to such transaction or series of transactions have a net worth (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions) equal to or greater than the net worth of Borrower or such Guarantor involved in such merger immediately prior to such transaction or series of transactions, (v) the surviving entity shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance reasonably satisfactory to Agent, and execute and deliver such other agreements, documents and instruments as Agent may request in connection therewith, (vi) the surviving entity of a merger between Borrower and Guarantor or any other Subsidiary of Borrower or such Guarantor shall be Borrower, and (vii) in a merger where such Guarantor is the surviving entity, such Guarantor shall ratify and confirm that its guarantee of the Obligations and shall apply to the Obligations as assumed by such surviving entity;

(b) sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for:

(i) sales of Inventory in the ordinary course of business,

(ii) (A) the sale or other disposition (other than in connection with the closing or sale of a retail store location) of Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of Borrower or any Guarantor) so long as such sales or other dispositions do not involve Equipment having an aggregate fair market value in excess of $750,000 for all such Equipment disposed of in any fiscal year of Borrower or as Agent may otherwise agree and (B) the sale of the Real Property identified on Schedule 9.7 hereto, provided, that, except as Agent may otherwise agree in writing, in the event that a Cash Dominion Event has occurred and is continuing, all of the net proceeds of the sale of such Real Property shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine,

(iii) the issuance and sale by Borrower or any Guarantor of Capital Stock of Borrower or Guarantor after the date hereof; provided, that, (A) except in the case of Capital Stock issued by Borrower to Parent in conjunction with the issuance by Parent of its Capital Stock to employees of Borrower or its Subsidiaries (which shall be reported quarterly to Agent in accordance with Section 7.1(a)(iv) hereof), Agent shall have received not less than ten (10) Business Days’ prior written notice of such issuance and sale by Borrower or Guarantor which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by Borrower or any Guarantor from such sale, (B) Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of Borrower to request or receive Loans or Letter of Credit Accommodations or the right of Borrower and Guarantors to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of Borrower and Guarantors with Agent and Lenders or are more restrictive or burdensome to Borrower or Guarantors than the terms of any Capital Stock in effect on the date hereof, (D) except as Agent may otherwise agree in writing or as is otherwise permitted in Section 9.9(e)(v) hereof, all of the proceeds of the sale and issuance of such Capital Stock shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine so long as a Cash Dominion Event has occurred and is continuing, and (E) in no event shall Borrower or Guarantors issue or sell Capital Stock which would result in a Change of Control,

(iv) the issuance of Capital Stock of Borrower or any Guarantor consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of Borrower or any Guarantor for the benefit of its employees, directors and consultants, provided, that, in no event shall Borrower or Guarantor be required to issue, or shall Borrower or any Guarantor issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

(v) sales or other dispositions by Borrower of assets in connection with the closing or sale of a retail store location of Borrower in the ordinary course of Borrower’s business which consist of leasehold interests in the premises of such store, the Equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such store; provided, that, as to each and all such sales, (A) on the date of, and after giving effect to, any such sale, in any calendar year, Borrower shall not have closed or sold retail store locations accounting for more than five (5%) percent of all sales of Borrower in the immediately preceding twelve (12) month period, (B) Agent shall have received not less than ten (10) Business Days prior written notice of such sale, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale or other disposition, the assets to be sold or otherwise disposed of, the purchase price and the manner of payment thereof and such other information with respect thereto as Agent may request, (C) as of the date of such sale or other disposition and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (D) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction, and (E) any and all net proceeds payable or delivered to Borrower in respect of such sale or other disposition shall be paid or delivered, or caused to be paid or delivered, to Agent in accordance with the terms of this Agreement,

(vi) sales of Installment Sales Contracts to Beneficial pursuant to the terms of the Beneficial Agreements (as in effect on the date hereof) in the ordinary course of business,

(vii) Intentionally Deleted, or

(viii) the sale or lease of delivery vehicles to non-Affiliates of Borrower in connection with an outsourcing transaction related to the companies, provided, that, except as

Agent may otherwise agree in writing, all of the proceeds of the such sales and leases shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine so long as a Cash Dominion Event has occurred and is continuing; and

(c) wind up, liquidate or dissolve except that any Guarantor or any Subsidiary may wind up, liquidate and dissolve; provided, that, each of the following conditions is satisfied: (i) the winding up, liquidation and dissolution of such Guarantor or Subsidiary shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which Borrower or such Guarantor is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor or Subsidiary shall be duly and validly transferred and assigned to Borrower or such Guarantor, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Agent (and Agent shall have received such evidence thereof as Agent may require) or as permitted under Section 9.8 of this Agreement and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets to of such Guarantor or Subsidiary to Borrower, or Guarantor, as applicable, (iv) Agent shall have received all documents and agreements that Borrower or such Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) neither Borrower nor any Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, and the amount of such obligations and liabilities in excess of the book value of any assets transferred to Borrower in the aggregate do not exceed $250,000, (vi) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Guarantor to wind up, liquidate or dissolve, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred; or

(d) agree to do any of the foregoing unless the consummation of the applicable agreement is contingent upon Borrower’s obtaining Agent and Lenders’ consent to such transaction.

9.8 Encumbrances. Borrower and Guarantors shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except:

(a) the security interests and liens of Agent for itself and the benefit of Lenders and the Bank Product Providers (but only to the extent provided for herein);

(b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, any Guarantor or any Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower’s, any Guarantor’s or Subsidiary’s business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, any Guarantor or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of Borrower, any Guarantor or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e) purchase money security interests or other security interests in Equipment (including Capital Leases) and purchase money mortgages or other mortgages on Real Property to secure Indebtedness permitted under Section 9.9(b) hereof so long as such security interests and mortgages do not apply to any property of Borrower, any Guarantor or any Subsidiary other than the Equipment or Real Property so acquired (and the proceeds thereof), and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, constructed, remodeled or improved, as the case may be, and such security interests are granted within 180 days of the date of such acquisition or completion of construction, remodeling or improvement of such Equipment or Real Property, as the case may be;

(f) pledges and deposits of cash by Borrower or any Guarantor after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits;

(g) pledges and deposits of cash by Borrower or any Guarantor after the date hereof to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business of Borrower or such Guarantor; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Agent;

(h) liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by Borrower or Guarantor located on the premises of Borrower or any Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Borrower or such Guarantor and the precautionary UCC financing statement filings in respect thereof;

(i) liens or rights of setoff against credit balances of Borrower with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to Borrower in the ordinary course of business, but not liens on or rights of setoff against any other property or assets of Borrower, pursuant to the Credit Card Agreements (as in effect on the date hereof) to secure the obligations of Borrower to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(j) statutory or common law liens or rights of setoff of depository banks with respect to funds of Borrower at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the deposit accounts maintained by Borrower at such banks (but not any other Indebtedness or obligations);

(k) deposits of cash with the owner or lessor of premises leased and operated by Borrower in the ordinary course of the business of Borrower to secure the performance by Borrower of their respective obligations under the terms of the lease for such premises;

(l) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default; provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such lien is imposed with the period specified in Section 10.1(d) hereof in effect and (iv) Agent may establish a Reserve with respect thereto;

(m) the security interests and liens upon the Wholesale Collateral in favor of Wholesale to secure Indebtedness owing GE under the Wholesale Agreements as permitted in Section 9.9 (g) hereof; provided, that, such security interests and liens shall at all times be subject to the terms of the Wholesale Finance Intercreditor Agreement;

(n) the security interests and liens upon the Frigidaire Consignment Collateral in favor of Frigidaire to secure Indebtedness owing Frigidaire under the Frigidaire Consignment Collateral as permitted in Section 9.9(i) hereof; provided, that, such security interests and liens shall at all times be subject to the terms of the Frigidaire Consignment Intercreditor Agreement;

(o) the liens of customs brokers on Inventory of Borrower incurred in the ordinary course of business in the connection with the importation of Inventory; provided, that, such Inventory is not Eligible Inventory; and

(p) the security interests and liens set forth on Schedule 8.4 to the Information Certificate.

9.9 Indebtedness. Borrower and Guarantors shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a) the Obligations;

(b) Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by security interests in Equipment (including Capital Leases) and mortgages on Real Property to finance the acquisition, construction, remodeling or improvement thereof not to exceed $25,000,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of Borrower, any Guarantor or any Subsidiary other than the Equipment or Real Property so acquired (and the proceeds thereof), and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, constructed, remodeled or improved, as the case may be, and such security interests are granted within 180 days of the date of such acquisition or completion of construction, remodeling or improvement of such Equipment or Real Property as the case may be;

(c) guarantees by any Guarantor of the Obligations of Borrower or any other Guarantor in favor of Agent for the benefit of Lenders;

(d) the Indebtedness of Borrower or any Guarantor arising after the date hereof pursuant to loans by Borrower or any Guarantor to the other permitted under Section 9.10(g) hereof;

(e) Indebtedness of Borrower evidenced by the Senior Notes as in effect on the date hereof or as permitted to be amended pursuant to the terms hereof, provided, that:

(i) the aggregate amount of such Indebtedness shall not exceed $165,000,000, less the aggregate amount of all repayments or redemptions, whether optional or mandatory, in respect thereof, plus interest thereon at the rate provided for in the Senior Notes as in effect on the date hereof,

(ii) this Agreement is and shall at all times continue to be the “Credit Agreement” as such term is defined in the Senior Note Indenture as in effect on the date hereof and is and shall be entitled to all of the rights and benefits thereof under the Senior Note Indenture as in effect on the date hereof,

(iii) Borrower and Guarantors shall not, directly or indirectly, make any payments in respect of such Indebtedness, except that they may make (A) regularly scheduled payments of interest, in respect of such Indebtedness when due in accordance with the terms of the Senior Notes and the Senior Note Indenture, in each case as in effect on the date hereof and (B) payments of principal in respect of such Indebtedness when scheduled to mature in accordance with the terms of the Senior Note Indenture as in effect on the date hereof and earlier to the extent permitted under Section 9.9(e)(v) below,

(iv) Borrower and Guarantors shall not, directly or indirectly, amend, modify, alter or change in any material respect any terms of such Indebtedness or any of the Senior Notes, the Senior Note Indenture or any related agreements, documents and instruments, except that Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith,

(v) Borrower and Guarantors shall not, directly or indirectly, redeem, retire, defease, purchase or otherwise acquire all or any part of such Indebtedness other than at maturity (as set forth in the Senior Note Indenture as in effect on the date hereof), or set aside or otherwise deposit or invest any sums for such purpose, except that, Borrower or Guarantor may redeem or purchase such Indebtedness with the proceeds of the issuance and sale of Capital Stock of Borrower pursuant to a public or private offering permitted hereunder; provided, that, as of the date of any such redemption or purchase or any payment in respect thereof and after giving effect thereto: (A) Borrower and Guarantors shall have complied with all of the requirements of Section 9.7(b)(iii) with respect to such issuance and sale of Capital Stock and in addition to such requirements, the notice provided to Agent pursuant thereto shall specify that the proceeds are to be used for the redemption or purchase of such Indebtedness, the maximum amount that Borrower and Guarantors will pay in respect thereof and the range of the principal amount of the Senior Notes Borrower anticipates will be so redeemed or purchased, (B) the redemption or repurchase shall be consummated within ninety (90) days after the issuance and sale of the Capital Stock of Borrower pursuant to such public or private offering, and (C) as of the date of any such payment and after giving effect thereto, no Default, Event of Default or other Cash Dominion Event shall exist or have occurred and be continuing,

(vi) such Indebtedness shall be unsecured,

(vii) Agent shall have received true, correct and complete copy of the Senior Note Indenture (including all amendments and supplemental indentures with respect thereto) and all related agreements, documents and instruments at any time entered into in connection therewith, and

(viii) Borrower and Guarantors shall furnish to Agent all material written notices or demands in connection with such Indebtedness either received by Borrower or any Guarantor or on its behalf, promptly after the receipt thereof, or sent by Borrower or any Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(f) unsecured Indebtedness of Borrower or Guarantors arising after the date hereof to any third person (but not to Borrower or any other Guarantor), provided, that, each of the following conditions is satisfied as determined by Agent: (i) such Indebtedness shall be on terms and conditions acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to the terms of an intercreditor agreement between Agent and such third party, in form and substance satisfactory to Agent, (ii) Agent shall have received not less than ten (10) days prior written notice of the intention of Borrower or any Guarantor to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such Indebtedness, the person or persons to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto, (iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iv) except as Agent may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such Indebtedness shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine or at Agent’s option, to be held as cash collateral for the Obligations, (v) in no event shall the aggregate principal amount of such Indebtedness incurred during the term of this Agreement exceed $10,000,000, (vi) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (vii) Borrower and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, Borrower or any Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and (viii) Borrower and Guarantors shall furnish to Agent all notices or demands in connection with such Indebtedness either received by Borrower or any Guarantor or on its behalf promptly after the receipt thereof, or sent by Borrower or any Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(g) Indebtedness of Borrower or any Guarantor entered into in the ordinary course of business pursuant to a Hedging Transaction; provided, that, (i) such arrangements are either with a Bank Product Provider or other financial institutions acceptable to Agent, (ii) such arrangements are not for speculative purposes, and (iii) such Indebtedness shall be unsecured, except as to obligations under Hedging Transactions with Bank Product Providers, but only to the extent of the security interest of Agent in the Collateral as provided herein,

(h) Indebtedness of Borrower to Sellers evidenced by the Seller Notes; provided, that, each of the following conditions is satisfied as determined by Agent,

(i) the aggregate principal amount of such Indebtedness shall not exceed $25,000,000 (plus interest not paid in cash which is added to the outstanding principal amount of the Seller Notes in accordance with the terms and conditions thereof), less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory, in respect thereof, plus interest thereon at the rate provided for in such agreement or instrument as in effect on the date hereof,

(ii) such Indebtedness is and shall at all times (A) be unsecured and (B) continue to be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations on terms and conditions acceptable to Agent,

(iii) Borrower shall not, directly or indirectly, make any payments in respect of such Indebtedness, except, that, Borrower may make (A) regularly scheduled payments of interest in accordance with the terms of such Indebtedness as in effect on the date hereof, provided, that, as to any such payment as of the date of such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred, (B) a prepayment of the outstanding principal amount of the Seller Notes upon the occurrence of a Public Equity Offering (as defined in the Senior Debt Agreements), provided, that, on the date of any such payment and after giving effect thereto, each of the following conditions is satisfied as determined by Agent: (1) the principal amount of the Seller Notes that may be prepaid with the proceeds of a Public Equity Offering shall be subject to reduction by such amount as the lead underwriter of such Public Equity Offering shall determine to be appropriate in order to ensure the successful execution and consummation of such Public Equity Offering, (2) as of the date of such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred, and (3) as of the date of such payment and after giving effect thereto, Excess Availability shall have been not less than $15,000,000, (C) upon a Change of Control, in respect of which Agent and Lenders waived, in writing, their right to be paid in full in respect of the Obligations, a payment of principal in respect of the Seller Notes, and (D) the payment of principal scheduled to be due on the stated maturity date of such Seller Notes (as in effect on the date hereof),

(iv) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness,

(v) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto, except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness or set aside or otherwise deposit or invest any sums for such purpose except as permitted in Section 9.9(h)(iii) hereof, and

(vi) Borrower shall furnish to Agent all notices or demands in connection with such Indebtedness either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower or on its behalf concurrently with the sending thereof, as the case may be;

(i) the Indebtedness set forth on Schedule 9.9 to the Information Certificate; provided, that, (i) Borrower and Guarantor may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Borrower and Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, Borrower and Guarantor may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose except as permitted in Section 9.9(i)(i) hereof, and (iii) Borrower and Guarantor shall furnish to Agent all notices or demands in connection with such Indebtedness either received by Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(j) unsecured Indebtedness of Borrower and Guarantors arising after the date hereof to any third person (but not to any other Borrower or Guarantor) that is not otherwise permitted pursuant to Sections 9.9(a) through (i), provided, that, each of the following conditions is satisfied as determined by Agent: (i) in no event shall the aggregate principal amount of such Indebtedness incurred during the term of this Agreement exceed $5,000,000, (ii) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred, and (iii) Borrower and Guarantors shall furnish to Agent all material notices or demands in connection with such Indebtedness either received by Borrower or any Guarantor or on its behalf promptly after the receipt thereof, or sent by Borrower or any Guarantor or on its behalf concurrently with the sending thereof, as the case may be; and

(k) unsecured guarantees by Borrower or any Guarantor in respect of leases and Capital Leases permitted hereunder that are entered into by Borrower’s Subsidiaries in the ordinary course of business or unsecured guarantees by Borrower in respect of obligations of Borrowers’ Subsidiaries (other than for Indebtedness for borrowed money) otherwise permitted hereunder and incurred in the ordinary course of business.

9.10 Loans, Investments, Etc. Borrower and Guarantors shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b) investments in cash or Cash Equivalents, provided, that, (i) no Loans are then outstanding, except that notwithstanding that any Loans are outstanding, Borrower may from time to time in the ordinary course of business make deposits of cash or other immediately available funds in operating demand deposit accounts used for disbursements to the extent required to provide funds for amounts drawn or anticipated to be drawn shortly on such accounts and such funds may be held in Cash Equivalents consisting of overnight investments until so drawn (so long as such funds and Cash Equivalents are not held more than five (5) Business Days from the date of the initial deposit thereof and do not exceed $2,500,000, except that, during the thirty (30) days prior to any scheduled interest payment date under the Senior Note Indenture (as in effect on the date hereof), Borrower may make such deposits and such funds may be held in Cash Equivalents so long as such funds and Cash Equivalents are not held more than thirty (30) days and do not exceed $10,000,000) and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(c) the existing equity investments of Borrower and Guarantors as of the date hereof in its Subsidiaries, provided, that, Borrower or any Guarantor shall not have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

(d) loans and advances by Borrower or any Guarantor to employees of Borrower or any Guarantor: (i) not to exceed the principal amount of $1,000,000 in the aggregate at any time outstanding with respect to employees which are not senior executives of Borrower (A) for reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for Borrower or Guarantor and (B) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees), (ii) not to exceed the principal amount of $4,000,000 in the aggregate at any time outstanding with respect to employees who are senior executives of Borrower (A) for reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for Borrower or any Guarantor and (B) reasonable and necessary relocation expenses of such senior executive employees (including home mortgage financing for relocated employees), and (iii) not to exceed the principal amount of $3,000,000 in the aggregate at any time outstanding in connection with the acquisition by employees of Capital Stock of Borrower;

(e) stock or obligations issued to Borrower or any Guarantor by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to Borrower or Guarantor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by Borrower or Guarantor as Agent may request;

(f) loans by Borrower or any Guarantor to the other after the date hereof, provided, that,

(i) as to all of such loans, (A) within thirty (30) days after the end of each fiscal month, Borrower shall provide to Agent a report in form and substance satisfactory to Agent of the outstanding amount of such loans as of the last day of the immediately preceding month and indicating any loans made and payments received during the immediately preceding month, (B) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, (C) as of the date of any such loan and after giving effect thereto, Borrower or Guarantor making such loan shall be Solvent, and (D) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(ii) as to loans by any Guarantor to Borrower, (A) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, (B) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and Borrower, and (C) Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement, and

(iii) as to loans by Borrower to any Guarantor, other than loans to a Guarantor made for the purpose of acquiring a Subsidiary in accordance with Section 9.10(g) below, as of the date of any such loan and after giving effect thereto, (A) the Excess Availability of Borrower shall be not less than $8,500,000, and (B) the aggregate principal amount of all such loans outstanding at any time shall not exceed $10,000,000, and

(g) loans of money or property (other than Collateral) after the date hereof by Borrower or any Guarantor to any Person (other than to Borrower or another Guarantor) or investment after the date hereof by Borrower or any Guarantor by capital contribution in any Person, or the formation or acquisition after the date hereof by Borrower or Guarantor of any direct wholly-owned Subsidiary of Borrower or Guarantor after the date hereof organized under the laws of a jurisdiction in the United States of America; provided, that, as to any such loans or investments, or the formation or acquisition of any such Subsidiary, each of the following conditions is satisfied or waived as determined, in good faith, by Agent:

(i) as of the date of any such loan or investment, or the formation or acquisition of such Subsidiary or any payments in connection with the formation or acquisition of such Subsidiary, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred,

(ii) the amount of such loan or investment in connection with any particular loan or investment (or series of related loans and investments) or any payments made in connection with the acquisition of a Subsidiary or series of related acquisitions shall not exceed $10,000,000 in any fiscal year of Borrower and not more than $25,000,000 in the aggregate during the term of this Agreement,

(iii) as of the date of any such loan or investment, or the formation or acquisition of such Subsidiary or any payments in connection with the formation or acquisition of such Subsidiary, and in each case after giving effect thereto, the aggregate dollar amount of all payments by Borrower or Guarantor in connection with one or any series of acquisitions permitted under Sections 9.10(g) and (h) shall not exceed $10,000,000 in any fiscal year of Borrower and not more than $25,000,000 in the aggregate during the term of this Agreement,

(iv) prior to the date of any proposed acquisition, Borrower shall have delivered financial projections to Agent for the period commencing the date of such acquisition and ending thirty days thereafter, which projections shall be in form and substance reasonably satisfactory to Agent (and reflect on a pro-forma basis the effect of the proposed acquisition) and reflect that Excess Availability is projected to be not less than $15,000,000 for each day of the thirty (30) day period immediately after (but not including) the date of the consummation of such acquisition,

(v) the Person receiving such loan or investment or the Subsidiary formed or acquired, as the case may be, shall be engaged in a business related, ancillary or complementary to the business of Borrower,

(vi) in the case of an investment by capital contribution, at Agent’s option, the original stock certificate or other instrument evidencing such capital contribution (or such other evidence as may be issued in the case of a limited liability company) shall be promptly delivered to Agent, together with such stock power, assignment or endorsement as Agent may request, and promptly upon Agent’s reasonable request, Borrower or such Guarantor making such investment shall execute and deliver to Agent a pledge and security agreement, (in form and substance substantially similar to the same types of agreements executed in connection with this Agreement on the date hereof) reasonably satisfactory to Agent, granting to Agent a first priority pledge of, security interest in and lien upon all of the issued and outstanding shares of such stock or other instrument or interest (and in the case of a limited liability company take such other actions as Agent shall reasonably require with respect to Agent’s security interests therein),

(vii) in the case of loans of money or property, the original of any promissory note or other instrument evidencing the Indebtedness arising pursuant to such loans shall be delivered, or caused to be delivered, to Agent, at Agent’s option, together with an appropriate endorsement, in form and substance reasonably satisfactory to Agent,

(viii) in the case of the formation or acquisition by a Borrower or any Guarantor of any Subsidiary, as to any such Subsidiary, (A) the Borrower or Guarantor forming such Subsidiary shall cause any such Subsidiary to execute and deliver to Agent, the following (each in form and substance satisfactory to Agent), (1) an absolute and unconditional guarantee of payment of the Obligations, (2) a security agreement granting to Agent a first security interest and lien (except as otherwise consented to in writing by Agent and such liens as are otherwise permitted to exist under the terms of the Financing Agreements) upon all of the assets of any such Subsidiary, and (3) a joinder agreement, in form and substance satisfactory to Agent, which will evidence that such Subsidiary shall be a Guarantor under the Loan Agreement, such other agreements, documents and instruments as Agent may require, including, but not limited to, supplements and amendments hereto and other loan agreements or instruments evidencing Indebtedness of such new Subsidiary to Agent (all such agreements to be (in form and substance substantially similar to the same types of agreements executed in connection with this Agreement on the date hereof), and (B) the Borrower or Guarantor forming such Subsidiary shall (1) execute and deliver to Agent, a pledge and security agreement, (in form and substance substantially similar to the same types of agreements executed in connection with this Agreement on the date hereof), granting to Agent a first pledge of and lien on all of the issued and outstanding shares of Capital Stock of any such Subsidiary, and (C) deliver the original stock certificates evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company), together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or otherwise take such actions as Agent shall reasonably require with respect to Agent’s security interests therein),

(ix) in the case of the formation or acquisition by a Borrower or any Guarantor of any Subsidiary, as to any such Subsidiary, the assets of such Subsidiary shall be free and clear of any security interest, mortgage, pledge, lien, charge or other encumbrance (other than those permitted in this Agreement) and Agent shall have received evidence satisfactory to it of the same,

(x) Agent shall have received (A) not less than ten (10) Business Days’ prior written notice thereof setting forth in reasonable detail the nature and terms thereof, (B) true, correct and complete copies of all agreements, documents and instruments relating thereto and (C) such other information with respect thereto as Agent may request;

(h) the purchase by Borrower or any Guarantor of all or a substantial part of the assets or property of any Person located in the United States (other than Capital Stock), provided, that, each of the following conditions is satisfied as determined by Agent in good faith;

(i) as of the date of such purchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(ii) the purchase price in respect of any such acquisition of assets or series of related acquisitions shall not exceed $10,000,000 in any fiscal year of Borrower and not more than $25,000,000 in the aggregate during the term of this Agreement,

(iii) as of the date of any payment in connection with such acquisition and after giving effect thereto, the aggregate dollar amount of all payments by Borrowers or Guarantors in connection with one or any series of acquisitions permitted under Sections 9.10(g) and (h) shall not exceed $10,000,000 in any fiscal year of Borrower and not more than $25,000,000 in the aggregate during the term of this Agreement,

(iv) prior to the date of any proposed acquisition, Borrower shall have delivered financial projections to Agent for the period commencing the date of such proposed acquisition and ending thirty days thereafter, which projections shall be in form and substance reasonably satisfactory to Agent (and reflect on a pro-forma basis the effect of the proposed acquisition) and reflect that Excess Availability is projected to be not less than $15,000,000 for each day of the thirty (30) day period immediately after (but not including) the date of the consummation of such acquisition,

(v) Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed acquisition and such information with respect thereto as Agent may reasonably request, including (A) the proposed date and amount of the acquisition, (B) a description of the assets to be acquired, and (C) the total purchase price for the assets to be purchased (and the terms of payment of such purchase price),

(vi) promptly upon Agent’s reasonable request, Borrower or Guarantor purchasing such assets shall deliver, or cause to be delivered to Agent, true, correct and complete copies of all material agreements, documents and instruments relating to such acquisition,

(vii) the assets and properties being acquired by Borrower or such Guarantor shall be related, ancillary or complementary to the business of Borrower,

(viii) the assets acquired by Borrower or such Guarantor shall be free and clear of any security interest, mortgage, pledge, lien, charge or other encumbrance (other than those permitted in this Agreement) and Agent shall have received evidence reasonably satisfactory to it of the same,

(ix) the acquisition by Borrower or such Guarantor of such assets shall not violate any law or regulation or any order or decree of any court or Governmental Authority in any material respect and shall not and will not conflict with or result in the breach of, or constitute a material default in any respect under, any Material Contract, document or instrument to which Borrower or such Guarantor is a party or may be bound, or result in the creation or imposition of, or the obligation to grant, any lien, charge or encumbrance upon any of the property of Borrower or such Guarantor violate any provision of the certificate of incorporation, by-laws, certificate of formation, operating agreement or other organizational documentation of Borrower or such Guarantor,

(x) such purchase shall be in a bona fide arms’ length transaction with a Person that is not an Affiliate of Borrower or such Guarantor,

(xi) neither Borrower nor any Guarantor shall become obligated with respect to any Indebtedness, nor any of its property become subject to any security interest or lien, pursuant to such acquisition unless Borrower or such Guarantor could incur such Indebtedness or create such security interest or lien hereunder or under the other Financing Agreements other than as set forth in clause (viii) above,

(xii) Agent shall have received, in form and substance reasonably satisfactory to Agent, (A) evidence that Agent has valid and perfected security interests in and liens upon all purchased assets to the extent such assets constitute Collateral hereunder, (B) UCC financing statements or other similar registrations required in any foreign jurisdiction), (C) all Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased consistent with the requirements of Section 5 hereof and the other provisions regarding Collateral set forth herein and in the other Financing Agreements, (D) the agreement of the seller consenting to the collateral assignment by Borrower or such Guarantor purchasing such assets of all rights and remedies and claims for damages of Borrower or such Guarantor relating to the Collateral under the agreements, documents and instruments relating to such acquisition, which Borrowers and Guarantors shall use commercially reasonable efforts to obtain, and (E) such other agreements, documents and instruments as Agent may reasonably request in connection therewith, and

(xiii) in no event shall any Accounts or Inventory so acquired by Borrower pursuant to such acquisition be deemed Eligible Commercial Accounts, Eligible Credit Card Receivables or Eligible Inventory unless and until Agent shall have conducted a field examination with respect thereto and then only to the extent the criteria for Eligible Commercial Accounts, Eligible Credit Card Receivables or Eligible Inventory and set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with this Agreement and subject to such Reserves as Agent may establish in accordance with this Agreement), and upon the request of Agent, the Accounts and Inventory acquired by such Borrower or Guarantor pursuant to such acquisition shall at all times after such acquisition be separately identified and reported to Agent in a manner satisfactory to Agent;

(i) the loans and advances set forth on Schedule 9.10 to the Information Certificate; provided, that, as to such loans and advances, Borrower and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and Borrower and Guarantors shall furnish to Agent all notices or demands in connection with such loans and advances either received by Borrower or Guarantors or on their behalf, promptly after the receipt thereof, or sent by Borrower or such Guarantor or on its behalf, concurrently with the sending thereof, as the case may be; and

(j) loans and advances to Parent, the proceeds of which shall be used to make repurchases of Capital Stock of Parent issued to employees of Borrower, provided, that, as to any such loan, each of the following conditions is satisfied in the determination of Agent: (i) as of the date of any such loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase by Parent shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Parent, Borrower or Guarantor is a party or by which Borrower or Guarantor or its or their property are bound, and (iv) the aggregate amount of all payments for such repurchases in any fiscal year, when taken together with the repurchases permitted under Section 9.11(d) hereof shall not exceed $1,500,000 (net of cash proceeds of any sales of Capital Stock to other employees and excluding the cancellation of stock purchase notes), except, that, the Borrower or Parent (and Borrower may make the loan to Parent to makes such repurchase) may repurchase the Capital Stock of Borrower owned by Dennis L. May upon his death, retirement or termination of employment in accordance with the terms of the Stockholders Agreement, dated the date hereof, by and among FS Equity Partners V, L.P., Gregg Investment Corporation, LLC, Jerry W. Throgmartin, Gregg William Throgmartin, Dennis L. May and Borrower (as in effect on the date hereof) provided, that, each of the following conditions is satisfied or waived in the determination of Agent: (A) as of the date of any such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (B) as of the date of such payment and after giving effect thereto, Excess Availability shall be not less than $10,000,000, and (C) the aggregate amount of payments made in respect of such repurchase shall not exceed $7,000,000.

9.11 Dividends and Redemptions. Borrower and Guarantors shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of Borrower or any Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that:

(a) Borrower or any Guarantor may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Event of Default shall exist or occur);

(b) Borrower and Guarantor may pay dividends to the extent permitted in Section 9.12 below;

(c) any Subsidiary of Borrower or any Guarantor may pay dividends to Borrower; and

(d) Borrower and Guarantors may repurchase Capital Stock consisting of common stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan, provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Borrower or

Guarantor is a party or by which Borrower or Guarantor or its or their property are bound, and (iv) the aggregate amount of all payments for such repurchases in any fiscal year (when taken together with the aggregate amount of loans made by Borrower to Parent in accordance with Section 9.10 (j) hereof) shall not exceed $1,500,000 (net of cash proceeds of any sales of Capital Stock to other employees and excluding the cancellation of stock purchase notes), except, that, the Borrower may repurchase the Capital Stock of Borrower owned by Dennis L. May upon his death, retirement or termination of employment in accordance with the terms of the Stockholders Agreement, dated the date hereof, by and among FS Equity Partners V, L.P., Gregg Investment Corporation, LLC, Jerry W. Throgmartin, Gregg William Throgmartin, Dennis L. May and Borrower (as in effect on the date hereof) provided, that, each of the following conditions is satisfied or waived in the determination of Agent: (A) as of the date of any such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (B) as of the date of such payment and after giving effect thereto, Excess Availability shall be not less than $10,000,000, and (C) the aggregate amount of payments made in respect of such repurchase shall not exceed $7,000,000.

9.12 Transactions with Affiliates. Borrower and Guarantors shall not, directly or indirectly:

(a) Except for the existing arrangements described on Schedule 9.12, purchase, acquire or lease any property from, or sell, transfer or lease any property to (other than Capital Stock of Borrower, as permitted herein), any officer, director or other Affiliate of Borrower or any Guarantor, except (i) in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or any Guarantor’s business (as the case may be) and upon fair and reasonable terms no less favorable to Borrower or such Guarantor than Borrower or such Guarantor would obtain in a comparable arm’s length transaction with an unaffiliated person, and (ii) payments to the Sellers required to be made pursuant to the terms of the Merger Agreements (as in effect on the date hereof) subject to the provisions of Section 6.6 hereof; or

(b) make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of Borrower or any Guarantor, except (i) reasonable compensation to officers, employees and directors for services rendered to Borrower or Guarantor in the ordinary course of business, (ii) payments by Borrower or any Guarantor to Parent for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by Parent on behalf of Borrower or any Guarantor, in the ordinary course of their respective businesses or as the same may be directly attributable to Borrower or any Guarantor, provided, that, the aggregate amount of all such payments in any fiscal year shall not exceed $500,000, (iii) payment of fees by the Borrower to Freeman Spogli & Co. LLC for any financial or M&A advisory, financing, underwriting or placement services (whether structured as a fee or an underwriting discount) in connection with financings, acquisitions or divestitures, provided, that, (a) the fees for any such transaction shall not exceed the greater of 2% of the transaction value and 5% of the amount of any new equity invested by Freeman Spogli & Co. LLC in connection with such transaction, (b) each such payment shall be approved by a majority of the disinterested members of the Board of Directors of the Borrower, and (c) as of the date of any such fee payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (iv) loans and advances to employees permitted under Section 9.10(d) hereof, and (v) payments to Affiliates permitted under Section 9.11(d) hereof.

9.13 Credit Card Agreements. Borrower shall (a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; and (b) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except, that, (i) Borrower may terminate, cancel or amend in any manner that would not have a Material Adverse Effect any of the Credit Card Agreements in the ordinary course of the business of Borrower; provided, that, Borrower shall give Agent not less than fifteen (15) days prior written notice of its intention to so terminate, cancel, amend or modify any of the Credit Card Agreements; (c) not enter into any new Credit Card Agreements with any new Credit Card Issuer or Credit Card Processor unless (i) Agent shall have received not less than thirty (30) days prior written notice of the intention of Borrower to enter into such agreement (together with such other information with respect thereto as Agent may request) and (ii) Borrower delivers, or causes to be delivered to Agent, a Credit Card Acknowledgment in favor of Agent duly authorized, executed and delivered by the new Credit Card Issuer or Credit Card Processor; (d) give Agent immediate written notice of any Credit Card Agreement entered into by Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request; and (e) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by Borrower or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.

9.14 Compliance with ERISA. Borrower and Guarantors shall: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject Borrower or Guarantors to a material tax or penalty or other material liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) not allow nor suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any material liability of the Borrower or Guarantors to the Pension Benefit Guaranty Corporation.

9.15 End of Fiscal Years; Fiscal Quarters. Borrower and each Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on

March 31st of each year and (b) fiscal quarters to end on June 30th, September 30th, December 31st, and March 31st of each year.

9.16 Change in Business. Borrower and Guarantors shall not engage in any business other than the business of Borrower or Guarantors on the date hereof and any business reasonably related, ancillary or complementary to the business in which Borrower or such Guarantor is engaged on the date hereof.

9.17 Limitation of Restrictions Affecting Subsidiaries. Borrower and Guarantors shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of Borrower or any Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to Borrower or any Guarantor or any Subsidiary of Borrower or Guarantor; (b) make loans or advances to Borrower or any Guarantor or any Subsidiary of Borrower or any Guarantor, (c) transfer any of its properties or assets to Borrower or any Guarantor or any Subsidiary of Borrower or such Guarantor; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any agreement, lease or license of Borrower or such Guarantor or any Subsidiary of Borrower or any Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of Borrower or such Guarantor or any Subsidiary of Borrower or such Guarantor, (v) any agreement relating to permitted Indebtedness incurred by a Subsidiary of Borrower or such Guarantor prior to the date on which such Subsidiary was acquired by Borrower or such Guarantor and outstanding on such acquisition date, (vi) any agreement restricting liens on property securing Indebtedness permitted to be incurred under Section 9.9(b) hereof, and (vii) the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.18 Fixed Charge Coverage Ratio. At all times during which Excess Availability (calculated without regard to any Maximum Credit limitation) is less than $8,500,000, Borrower and Guarantors, on a consolidated basis shall, when measured as of the fiscal quarter most recently ended for which Agent has received financial statements in accordance with Section 9.6(a)(i), for the four (4) immediately preceding consecutive fiscal quarters then ended, maintain, a Fixed Charge Coverage Ratio of not less than 1.10 to 1; provided, that, for each quarter during the period commencing March 1, 2005 through December 31, 2005, the period measured shall begin on the fiscal quarter ending nearest the date hereof (i.e, December 31, 2004) and ended as of such fiscal quarter end.

9.19 License Agreements.

(a) Borrower and Guarantors shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License

Agreements to which it is a party to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a material default under or material breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.19(b) below, Borrower or Guarantors may amend, modify, cancel, surrender or release any material License in the ordinary course of the business of Borrower or Guarantor; provided, that, Borrower or any Guarantor (as the case may be) shall give Agent not less than thirty (30) days prior written notice of its intention to so amend, modify, cancel, surrender and release any such material License Agreement, (iv) give Agent prompt written notice of any material License Agreement entered into by Borrower or any Guarantor after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may request, (v) give Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to Agent (promptly upon the receipt thereof by Borrower or any Guarantor in the case of a notice to Borrower or Guarantor and concurrently with the sending thereof in the case of a notice from Borrower or Guarantor) a copy of each notice of default and every other notice and other communication received or delivered by Borrower or any Guarantor in connection with any material License Agreement which relates to the right of Borrower or any Guarantor to continue to use the property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by Borrower or any Guarantor or the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement.

(b) Borrower and Guarantors will either exercise any option to renew or extend the term of each material License Agreement to which it is a party in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent or give Agent prior written notice that Borrower or such Guarantor does not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of Borrower or such Guarantor to extend or renew any material License Agreement to which it is a party, Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of Borrower or such Guarantor, as Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing. Agent may, but shall not be required to, perform any or all of such obligations of Borrower or such Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from Borrower or such Guarantor thereunder. Any sums so paid by Agent shall constitute part of the Obligations.

9.20 After Acquired Real Property. If Borrower or any Guarantor hereafter acquires any fee interest in Real Property, and if such Real Property, has a fair market value in an amount equal to or greater than $500,000 (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Agent or any Lender, or duties or obligations of Borrower or such Guarantor, promptly upon Agent’s request, Borrower or such Guarantor shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent may determine, in form and substance substantially similar to the Mortgages and as to any provisions relating to specific state laws satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent a first and only lien and mortgage on and security interest in such Real Property and related fixtures or other property (except for and subject to encumbrances that Borrower or such Guarantor would otherwise be permitted to incur under Section 9.8 hereof or as otherwise consented to in writing by Agent) and such other agreements, documents and instruments as Agent may require in connection therewith.

9.21 Costs and Expenses. Borrower and Guarantors shall pay to Agent on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and Borrower’s or such Guarantor’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $850 per person per day); provided, that, no more than two (2) periodic field exams, at Borrower’s expense, will be conducted in any consecutive twelve (12) month period prior to the occurrence of an Event of Default (and only one (1) time in any twelve (12) month period prior to the occurrence of an Event of Default, at the Agent’s option, in the event that Excess Availability is equal to or greater than $15,000,000);

and (g) the reasonable fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.

9.22 Wholesale Agreements. Borrower and Guarantors shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable (whether or not such liabilities constitute Indebtedness) in any manner with respect to, or permit to exist, any amounts to be owed to Wholesale under the Wholesale Agreement except as evidenced by the Wholesale Agreement (as in effect on the date hereof or as permitted to be amended pursuant to the terms hereof) provided, that:

(a) the outstanding principal amount of all liabilities, obligations and amounts at anytime owing to Wholesaler under the Wholesale Agreement shall not, at any time, exceed the Wholesale Financing Limit then in effect, plus interest or any late fees thereon at the rates provided in the Wholesale Agreements as in effect on the date hereof,

(b) as of the date hereof, no event of default, or event which with notice or passage of time or both would constitute an event of default exists, or has occurred under the Wholesale Agreements,

(c) Agent shall have received true, correct and complete copies of all of the Wholesale Agreements, as duly authorized, executed and delivered by the parties thereto,

(d) Borrower shall not, directly or indirectly, amend, modify, alter or change the terms of such Wholesale Agreement (including without limitation any expansion of the list of vendors and their products subject thereto) or any agreement, document or instrument related thereto, except, that, Borrower may, after prior written notice to Agent, amend, modify, alter or change the payment terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such amounts owing with respect thereto (other than pursuant to payments thereof), or to reduce the interest rate, late charge or any fees in connection therewith, and

(e) Borrower shall furnish to Agent all material notices or demands in connection with such Wholesale Agreements either received by Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be.

9.23 Consignment and Vendor Financing Agreements. Borrower and each Guarantor shall not, and shall not permit any Subsidiary to, after the date hereof, enter into any agreements similar in substance to the Wholesale Financing Agreement or to the Frigidaire Consignment Agreement, except, that, Borrower may replace the Wholesale Financing Agreement and enter into other consignment agreements similar to the Frigidaire Agreement, provided, that, Borrower has obtained the prior written consent of Agent which will not be unreasonably withheld (it being understood that such consent shall, be conditioned upon other things, Agent’s receipt of intercreditor agreements from such third parties, on terms and conditions satisfactory to Agent).

9.24 Further Assurances. At the request of Agent at any time and from time to time, Borrower and each Guarantor shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of Borrower or any Guarantor representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a) Borrower or any Obligor fails to pay any of the Obligations within two (2) days of when due (other than payments of principal in respect of the Loans which shall be paid when due) or (ii) Borrower or any Obligor fails to perform any of the covenants contained in Sections 9.3, 9.4, 9.13, 9.14, 9.15, and 9.16 of this Agreement and such failure shall continue for fifteen (15) days; provided, that, such fifteen (15) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such fifteen (15) day period or which has been the subject of a prior failure within a six (6) month period or (B) an intentional breach by Borrower or any Obligor of any such covenant or (iii) Borrower or any Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

(b) any representation, warranty or statement of fact made by Borrower or any Guarantor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c) any Obligor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

(d) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $1,000,000 in any one case or in excess of $2,500,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of the Collateral having a value in excess of $500,000 and shall remain undischarged or unvacated for a period in excess of ten (10) days;

(e) Borrower or any Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;

(f) Borrower or any Obligor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property;

(i) any default in respect of any Indebtedness of Borrower or any Obligor (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $10,000,000, which default continues for more than the applicable cure period, if any, with respect thereto or any default by Borrower or any Obligor under any Material Contract (including, without limitation, any of the Credit Card Agreements, the Wholesale Agreement or the Frigidaire Consignment Agreement), which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto or any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to Borrower to fund a reserve account or otherwise hold as collateral, or shall require Borrower to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or Borrower shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processor or any Credit Card Issuer, or Credit Card Processor shall debit or deduct any amounts from any deposit account of Borrower, such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments or debits shall exceed in the aggregate $1,000,000;

(j) any Credit Card Issuer or Credit Card Processor shall send notice to Borrower that it is ceasing to make or suspending payments to Borrower of amounts due or to become due to Borrower or shall cease or suspend such payments, or shall send notice to Borrower that it is terminating its arrangements with Borrower or such arrangements shall terminate as a result of any event of default under such arrangements, which continues for more than the applicable cure period, if any, with respect thereto, unless Borrower shall have entered into arrangements with another Credit Card Issuer or Credit Card Processor, as the case may be, within thirty (30) days after the date of any such notice;

(k) any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(l) an ERISA Event shall occur which results in or would reasonably be expected to result in liability of Borrower in an aggregate amount in excess of $1,000,000;

(m) any Change of Control;

(n) the indictment by any Governmental Authority, or the threatened indictment by any Governmental Authority of Borrower or any Obligor of which Borrower, any Obligor or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $500,000 or (ii) any other property of Borrower or Guarantor which is necessary or material to the conduct of its business;

(o) there shall occur, after the date hereof, any event, development or condition that would constitute or have a Material Adverse Effect; or

(p) there shall be an event of default under any of the other Financing Agreements.

10.2 Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower or any Obligor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders and the Bank Product Providers (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitments and this Agreement (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), the Commitments and any other obligation of the Agent or a Lender hereunder shall automatically terminate).

(c) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require Borrower or any Obligor, at Borrower’s expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower or any Obligor, which right or equity of redemption is hereby expressly waived and released by Borrower and Obligors and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower and Obligors waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower and each Obligor waives the posting of any bond which might otherwise be required.

At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrower will either, as Agent shall specify, furnish cash collateral to the issuer to be used to secure and fund Agent’s reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.

(d) At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, enforce the rights of Borrower or any Obligor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all accounts debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto, and (iv) take whatever other action Agent may reasonably deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrower and each Obligors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(e) To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental

Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f) For the purpose of enabling Agent to exercise the rights and remedies hereunder, Borrower and each Obligor hereby grants to Agent or its designee, to the extent assignable under each of the applicable licenses or sublicenses, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to Borrower or any Obligor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by Borrower or any Obligor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(g) At any time an Event of Default exists or has occurred and is continuing, Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. Borrower and Guarantor shall remain liable to

Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(h) Without limiting the foregoing, upon the occurrence of a Default or an Event of Default, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrower and/or (B) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent and Lenders to Borrower and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b) Borrower, each Guarantor, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York for New York County and the United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against Borrower or any Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or Guarantor or its or their property).

(c) Borrower and Guarantors each hereby waive personal service of any and all process upon it and consents that all such service of process may be made by certified mail

(return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon Borrower or such Guarantor (or Borrower on behalf of such Guarantor) in any other manner provided under the rules of any such courts.

(d) BORROWER, EACH GUARANTOR, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER, EACH GUARANTOR, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER, ANY GUARANTOR, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Agent and Lenders shall not have any liability to Borrower or Guarantors (whether in tort, contract, equity or otherwise) for losses suffered by Borrower or Guarantors in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that it or they acted in good faith and with the exercise of ordinary care in the performance by it or them of the terms of this Agreement. Borrower and Guarantors each: (i) certifies that neither Agent, any Lender nor any representative, agent or attorney acting for or on behalf of Agent or any Lender has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2 Waiver of Notices. Borrower and each Guarantor hereby expressly waive demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower or any Guarantor which Agent or any Lender may elect to give shall entitle Borrower or any Guarantor to any other or further notice or demand in the same, similar or other circumstances.

11.3 Amendments and Waivers.

(a) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by Borrower; except, that, no such amendment, waiver, discharge or termination shall:

(i) reduce the interest rate or any fees or extend the time of payment of principal (including the extension of the Scheduled Maturity Date), interest or any fees or reduce the principal amount of any Loan or Letter of Credit Accommodations, in each case without the consent of each Lender directly affected thereby,

(ii) increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii) release any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agent and all of Lenders,

(iv) reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of Lenders,

(v) consent to the assignment or transfer by Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

(vi) amend, modify or waive any terms of this Section 11.3 hereof, without the consent of Agent and all of Lenders, or

(vii) increase the advance rates constituting part of the Borrowing Base or increase the sublimit with respect to Letter of Credit Accommodations, without the consent of Agent and all of Lenders.

(b) Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(c) Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Congress shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Congress of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Congress or such Eligible Transferee as Congress may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Congress shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Congress, or such Eligible Transferee specified by Congress, shall pay to the Non-Consenting Lender (except as Congress and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as of the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee). Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

(d) The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Commercial Accounts, Eligible Credit Card Receivables or Eligible Inventory shall not be deemed an amendment to the advance rates or Borrowing Base provided for in this Section 11.3.

11.4 Waiver of Counterclaims. Borrower and each Guarantor waive all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5 Indemnification. Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent and each Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrower and each Guarantor shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or wilful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrower or Guarantor as to any other Indemnitee (other than any officers, directors, agents or employees of the Indemnitee whose gross negligence or willful misconduct resulted in such losses, claims, damages, liabilities, costs or expenses)). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower and each Guarantor shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and Borrower and each Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12. THE AGENT

12.1 Appointment, Powers and Immunities. Each Lender irrevocably designates, appoints and authorizes Congress to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by Borrower or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent. The identification of Wachovia Capital Markets, LLC as lead arranger and book runner and Wachovia Bank, National Association, as syndication agent shall not create any rights in favor of such parties in such capacities nor subject such parties to any duties or obligations in such capacities.

12.2 Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3 Events of Default.

(a) Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

(b) Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against Borrower or any Obligor or any of the Collateral or other property of Borrower or any Obligor.

12.4 Congress in its Individual Capacity. With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Congress shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Congress in its individual capacity as Lender hereunder. Congress (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Congress and its Affiliates may accept fees and other consideration from Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower hereunder and without limiting any obligations of Borrower hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by Borrower or any Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower or any Obligor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from Borrower or any Obligor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or deemed requested by Lenders hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of Borrower or any Obligor that may come into the possession of Agent.

12.7 Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8 Additional Loans. Agent shall not make any Loans or provide any Letter of Credit Accommodations to Borrower on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Loans and Letter of Credit Accommodations to Borrower to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, Agent may make such additional Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations will cause the total outstanding Loans and Letter of Credit Accommodations to Borrower to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Loans or additional Letter of Credit Accommodations to Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Borrowing Base, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to ten (10%) of the Maximum Credit and shall not cause the total principal amount of the Loans and Letter of Credit Accommodations to exceed the Maximum Credit and (b) no such additional Loan or Letter of Credit Accommodation shall be outstanding more than ninety (90) days after the date such additional Loan or Letter of Credit Accommodation is made or issued (as the case may be), except as the Required Lenders may otherwise agree. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letter of Credit Accommodations.

12.9 Concerning the Collateral and the Related Financing Agreements. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect Borrower and its Subsidiaries received by Agent;

(b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrower and Guarantors and will rely significantly upon Borrower’s and Guarantor’s books and records, as well as on representations of Borrower’ and any Guarantor’s personnel; and

(d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

12.11 Collateral Matters.

(a) Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrower and Guarantor of the Loans and other Obligations, provided, that, the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii), plus the then outstanding principal amount of the additional Loans and Letter of Credit Accommodations which Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the aggregate amount of ten (10%) percent of the Maximum Credit or (iii) to pay any other amount chargeable to Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to any issuer of Letter of Credit Accommodations. Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Prime Rate Loans and shall be payable on demand. Without limitation of its obligations pursuant to Section 6.10, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

(b) Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release, or in the case of clause (v) of this subsection (b), subordinate, any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $5,000,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) constituting property to be subject to Liens permitted by Section 9.8(b) to secure financing permitted by Section 9.9(b) (or subordinate if permitted by the Person providing such financing) or (vi) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vii) approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c) Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of Borrower or Guarantor in respect of) the Collateral retained by Borrower or Guarantor.

(d) Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

(e) Without limiting the generality of the foregoing, each Lender agrees that it is and will be bound (as a Lender) by the terms and conditions of the Frigidaire Intercreditor Agreement and the Wholesale Financing Intercreditor Agreement, whether or not such Lender executes such Intercreditor Agreements.

12.12 Agency for Perfection. Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13 Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Borrower. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Borrower, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.14 Co-Agents. Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Co-Lead Arranger”, “Co-Documentation Agent”, “Syndication Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Agent shall provide written notice to Borrower of any such agreement. Any Lender that is designated as a Co-Agent, Co-Lead Arranger, Co-Documentation Agent, Syndication Agent, or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Co-Lead Arranger, Co-Documentation Agent, Syndication Agent, or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder. The identification of Wachovia Capital Markers LLC, as lead arranger and book runner and Wachovia Bank, National Association as syndication agent shall not create any rights in favor of such parties in such capacities nor subject such parties to any duties or obligations in such capacities.

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS

13.1 Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date five (5) years from the date hereof (the “Scheduled Maturity Date”), unless sooner terminated pursuant to the terms hereof. In addition, Borrower may terminate this Agreement at any time upon thirty (30) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time on or after an Event of Default. Upon the Scheduled Maturity Date or any other effective date of termination of the Financing Agreements, Borrower shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrower and at Borrower’s expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement. The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Accommodations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, Chicago, Illinois time.

(b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all outstanding Obligations have been fully and finally discharged and paid as set forth in clause (a) hereof and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations outstanding on the date of termination have been fully and finally discharged and paid as provided for in Section 13.1(a) hereof. Accordingly, Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrower or Guarantor, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds or as otherwise provided for in Section 13.1(a) hereof.

(c) If for any reason this Agreement is terminated prior to and including the date of the first anniversary of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent’s and each Lender’s lost profits as a result thereof, Borrower agrees to pay to Agent, for the benefit of Lenders, upon the effective date of such termination, an early termination fee in the amount equal to one half of one ( ½%) percent of the Maximum Credit .

Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination and Borrower and Guarantor agree that it is reasonable under the circumstances currently existing. In addition, Agent and Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Agent and Lenders do not exercise the right to terminate this Agreement, but elect, at their option, to provide financing to Borrower or permit the use of cash collateral under the United States Bankruptcy Code. The early termination fee provided for in this Section 13.1 shall be deemed included in the Obligations.

(d) Notwithstanding anything to the contrary contained in Section 13.1(c) hereof, in the event of the termination by Borrower of the financing arrangements provided for herein, Borrower shall not be required to pay the early termination fee provided for in Section 13.1(c) hereof if all of the following conditions are satisfied: (i) all of the Obligations (other than contingent Obligations) are repaid in full in immediately available funds in accordance with the terms hereof and Agent shall have received cash collateral with respect to all of the contingent Obligations all as provided in Section 13.1(a) hereof from the proceeds of a Qualified Public Offering upon the consummation thereof, (ii) no Default or Event of Default shall exist or have occurred and be continuing, and (iii) Agent shall have received not less than twenty (20) days’ prior written notice of the intention of Borrower to so repay the Obligations.

13.2 Interpretative Provisions.

(a) All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c) All references to Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e) The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined, in good faith, by Agent.

(g) All references to the terms “good faith” “or “reasonable” or “reasonably” used herein or in the other Financing Agreements when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned and the observance of reasonable commercial standards of fair dealing based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it. Borrower and Guarantor shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by Borrower or Guarantor at any time.

(h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrower most recently received by Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is unqualified and also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

13.3 Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to Borrower or Guarantor:	Gregg Appliances, Inc. 4151 East 96th Street Indianapolis, Indiana 46240 Attention: Chief Executive Officer Telephone No.: (317) 848-8710 Telecopy No.: (317) 848-8768

If to Agent:

Congress Financial Corporation (Central)

150 South Wacker Drive, Suite 2200

Chicago, Illinois 60606-4401

Attention: Portfolio Manager- Gregg Appliances

Telephone No.: (312)-332-0420

Telecopy No.: (312) 332-0424

13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5 Confidentiality.

(a) Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by Borrower pursuant to this Agreement which is clearly and marked as confidential at the time such information is furnished by Borrower to Agent or such Lender, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent or such Lender is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or to any Affiliate of any Lender so long as such Lender or Participant (or prospective Lender or Participant) or Affiliate shall have been instructed to treat such information as confidential in accordance with this Section 13.5, or (iv) to counsel for Agent or any Lender or Participant (or prospective Lender or Participant) so long as such counsel shall have been instructed to treat such information as confidential in accordance with Section 13.5.

(b) In the event that Agent or any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender, Agent or such Lender will promptly notify Borrower of such request so that Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrower of Agent’s or such Lender’s expenses, cooperate with Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender.

(c) In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender (or any Affiliate of any Lender) on a non-confidential basis from a person other than Borrower or Guarantor, (iii) to require Agent or any Lender to return any materials furnished by Borrower or Guarantor to Agent or a Lender or prevent Agent or a Lender from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent and Lenders under this Section 13.5 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof or any other arrangements concerning the confidentiality of information provided by Borrower or Guarantor to Agent or any Lender.

(d) Borrower and Guarantor each acknowledge and agree that Agent and Lenders may share with their respective affiliates any information relating to the Credit Facility and Borrower and Guarantor so long as such affiliates have been instructed to treat such information as confidential in accordance with this Section 13.5. Borrower and Guarantor each further acknowledge and agree to the disclosure by Agent and Lenders and their respective affiliates of information relating to the Credit Facility to Gold Sheets and other similar bank trade publications, with such information to consist of deal terms and other information customarily found in such publications. In addition, Borrower and Guarantor hereby authorizes Agent and Lenders and their respective affiliates to use the name, logos and other insignia of Borrower and Guarantor and the amount of the Credit Facility in any “tombstone” or comparable advertising, on its website or in other marketing materials of the Agent and Lenders and their respective affiliates.

13.6 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrower, Guarantor and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrower, Guarantor, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7 Assignments; Participations.

(a) Each Lender may, with the prior written consent of Agent, assign all or, if less than all, a portion equal to at least $10,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.

(b) Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Obligors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, Obligor or any of their Subsidiaries or the performance or observance by Borrower or any Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning

Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning Borrower or any Obligor in the possession of Agent or any Lender from time to time to assignees and Participants.

(e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrower, Guarantor, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by Borrower or any Obligor hereunder shall be determined as if such Lender had not sold such participation.

(f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(g) Borrower and Guarantor shall assist Agent to sell assignments or participations under this Section 13.7 in connection with Agent’s original syndication of this credit facility whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrower shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrower and Guarantor and their affairs provided, prepared or reviewed by Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

13.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.9 USA Patriot Act. Each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the requirements of such Act and any other applicable law.

13.10 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

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IN WITNESS WHEREOF, Agent, Lenders, Borrower and Guarantor have caused these presents to be duly executed as of the day and year first above written.

AGENT

CONGRESS FINANCIAL CORPORATION (CENTRAL), as Agent

By:	/s/ Vicky L. Balmont
	Name:	Vicky L. Balmont
	Title:	Executive Vice-President

BORROWER

GREGG APPLIANCES, INC.

By:	/s/ Jerry W. Throgmartin
	Name:	Jerry W. Throgmartin
	Title:	Chairman and Chief Executive Officer

GUARANTOR

HHG DISTRIBUTING, LLC By: Gregg Appliances, Inc.

By:	/s/ Jerry W. Throgmartin
	Name:	Jerry W. Throgmartin
	Title:	Chairman and Chief Executive Officer

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LENDERS

CONGRESS FINANCIAL CORPORATION (CENTRAL)

By:	/s/ Vicky L. Balmont
	Name:	Vicky L. Balmont
	Title:	Executive Vice President

Commitment: $40,000,000

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NATIONAL CITY BUSINESS CREDIT, INC.

By:	/s/ Christopher R. Snyder
	Name:	Christopher R. Snyder
	Title:	Director

Commitment: $17,500,000

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WELLS FARGO FOOTHILL, LLC

By:	/s/ Sanat S. Amladi
	Name:	Sanat S. Amladi
	Title:	Vice President

Commitment: $17,500,000